As filed with the Securities and Exchange Commission on November __, 1997
                                                       Registration No. 333-____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                             NB Capital Corporation
             (Exact name of Registrant as Specified in Its Charter)

          Maryland                          6798                   52-2063921
       (State or other               (Primary Standard          (I.R.S. Employer
jurisdiction of incorporation     Industrial Classification      Identification)
      of organization)                  Code Number)

                              125 West 55th Street
                            New York, New York 10019
                                 (212) 632-8500
               (Address, including zip code, and telephone number,
     including area code, of each registrant's principal executive offices)

                                Francois Bourassa
                             Vice President - Legal
                             National Bank of Canada
                               National Bank Tower
                           600 de La Gauchetiere West
                            Montreal, Quebec H3B 4L2
                                 (514) 394-8370
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                                    Copy to:
                                Robert Evans III
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000
                            -------------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. |_|

                                                   CALCULATION OF REGISTRATION FEE

================================================================================================================================
     Title of Each                                     Proposed Maximum          Proposed Maximum
  Class of Securities          Amount to be            Offering Price Per       Aggregate Offering      Amount of Registration
   to be Registered             Registered                   Share                     Price                   Fee (1)
--------------------------------------------------------------------------------------------------------------------------------
8.35% Noncumulative
Exchangeable Preferred        300,000 shares               US$1,000               US$300,000,000               US$90,910
Stock, Series A
================================================================================================================================

(1)      Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on $300,000,000 book value of 8.35%
         Noncumulative Exchangeable Preferred Stock, Series A, to be received by the Registrant in exchange for the shares of 8.35% Noncumulative Exchangeable Preferred Stock, Series A, offered hereby.

                            -------------------------
         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

                  This Registration Statement on Form S-4 (this "Registration Statement") relates to the registration of 300,000 shares of 8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "New Preferred Shares"), of NB Capital Corporation. The New Preferred Shares will be offered in exchange (the "Exchange Offer") for up to 300,000 shares of 8.35% Noncumulative Exchangeable Preferred Stock, Series A, of NB Capital Corporation currently outstanding (the "Old Preferred Shares"). The New Preferred Shares are identical in all respects to the Old Preferred Shares, except that the New Preferred Shares will not bear legends restricting transfer and therefore, will be freely transferrable.

                  Upon the occurrence of an Exchange Event (as defined in the Prospectus relating to the New Preferred Shares and forming part of this Registration Statement), each New Preferred Share will be automatically exchanged for one newly issued 8.45% Noncumulative First Preferred Share, Series Z (the "Series Z Preferred Shares"), of National Bank of Canada. This Registration Statement will be amended, as soon as practicable, to register the Series Z Preferred Shares pursuant to a Registration Statement on Form F-9.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION, DATED NOVEMBER __, 1997
----------------------------------------------
PRELIMINARY PROSPECTUS
----------------------

                             NB Capital Corporation

                                Offer to Exchange

           8.35% Noncumulative Exchangeable Preferred Stock, Series A
                           for up to 300,000 shares of
           8.35% Noncumulative Exchangeable Preferred Stock, Series A

NB Capital Corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to 300,000 shares of its 8.35% Noncumulative Exchangeable Preferred Stock, Series A, par value US$.01 per share (the "New Preferred Shares") for up to all of the outstanding shares of its 8.35% Noncumulative Exchangeable Preferred Stock, Series A, par value US$.01 per share (the "Old Preferred Shares") at the rate of one New Preferred Share for each Old Preferred Share. As of the date of this Prospectus, the aggregate number of the Old Preferred Shares outstanding is 300,000. The form and terms of the New Preferred Shares are identical in all material respects to the form and terms of the Old Preferred Shares, except that the New Preferred Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer.

The Old Preferred Shares were issued on September 3, 1997 (the "Issue Date") in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Preferred Shares may not be offered or sold unless registered under the Securities Act or unless offered or sold pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The New Preferred

Shares are being offered hereby to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold or otherwise transferred by any holder thereof (other than any holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Preferred Shares are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Shares and neither such holder nor any such other person is engaging in or intends to engage in a distribution of New Preferred Shares. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission or its staff would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Preferred Shares received in exchange for Old Preferred Shares where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Preferred Shares acquired directly from the Company). The Company has agreed that, for a period of six months after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

         The Exchange Offer is not conditioned upon any minimum aggregate number of Old Preferred Shares being tendered for exchange. The Company will accept for exchange any and all validly tendered Old Preferred Share not withdrawn prior to
5:00 p.m. New York City time on              1998, unless the Company, in its
sole discretion, extends the period of time during which the Exchange Offer is open (the "Expiration Date"). The Company does not currently intend to extend the Expiration Date. The date of acceptance and exchange of the Old Preferred
Shares will be the       business day following the Expiration Date. Tenders of
Old Preferred Shares may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay certain expenses incident to the Exchange Offer.

         Dividends on the New Preferred Shares are payable at the rate of 8.35% per annum of the liquidation preference (an amount equal to US$83.50 per annum per share), if, when and as authorized and declared by the Board of Directors of the Company. Dividends are not cumulative and, if declared, are payable quarterly in arrears on the 30th day of March, June, September and December in each year, commencing December 30, 1997. If no dividend is declared on the New Preferred Shares for a quarterly dividend period, holders of the New Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period. Dividends in each dividend period shall accrue from the first day of such period, whether or not declared or paid in the prior period. Each of the New Preferred Shares will be exchanged automatically for one newly issued 8.45% Noncumulative First Preferred Share, Series Z (a "Bank Preferred Share"), of National Bank of Canada (the "Bank"), on the occurrence of an Exchange Event (as defined).

         See "Risk Factors" commencing on page 21 for a discussion of certain factors that should be considered by potential holders of New Preferred Shares, including the following:

    o A significant decline in interest rates or in the value of the Canadian dollar could have an adverse effect on the Company;

    o    Dividends on the New Preferred Shares are not cumulative;

    o The Company's assets principally consist of, and in the future are expected to, principally consist of limited recourse obligations and all of the real property securing those obligations are, and in the future are expected to be, located outside the United States;

    o The New Preferred Shares will be exchanged automatically for the Bank Preferred Shares in the event that the Bank experiences certain financial difficulties and in certain other circumstances;

    o Banking authorities could impose restrictions on the operations of the Company, including the Company's ability to pay dividends;

    o The Company may not qualify as a REIT (as defined) for United States federal income tax purposes and may, therefore, be subject to United States federal income tax at normal corporate tax rates; and

    o Because of the relationship between the Company and the Bank, conflicts of interest may arise between the Company and the Bank.

         The New Preferred Shares are not redeemable prior to September 3, 2007 (except upon the occurrence of a Tax Event, as described herein, on or after September 3, 2002). On and after September 3, 2007, the New Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus the quarterly accrued and unpaid dividend, if any, thereon. The Company may not redeem the New Preferred Shares without prior approval from The Office of the Superintendent of Financial Institutions Canada (the "Superintendent"). The New Preferred Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

         Each of the New Preferred Shares will be exchanged automatically (the "Automatic Exchange") for one Bank Preferred Share (i) immediately prior to such time, if any, at which the Bank fails to declare and pay or set aside for payment when due any dividend on any issue of its cumulative First Preferred Shares or the Bank fails to pay or set aside for payment when due any declared dividend on any of its non-cumulative First Preferred Shares, (ii) in the event that the Bank has a Tier 1 risk-based capital ratio of less than 4.0% or a total risk-based capital ratio of less than 8.0%, (iii) in the event that the Superintendent takes control of the Bank pursuant to the Bank Act (Canada), as amended (the "Bank Act"), or proceedings are commenced for the winding-up of the Bank pursuant to the Winding-up and Restructuring Act (Canada), or (iv) in the event that the Superintendent, by order, directs the Bank to act pursuant to subsection 485(3) of the Bank Act and the Bank elects to cause the exchange (each, an "Exchange Event"). See "Risk Factors--Certain Risks Associated with the Bank." CONSEQUENTLY, THE NEW PREFERRED SHARES COULD BE REPLACED, WITHOUT ANY ACTION BY THE HOLDER THEREOF, BY BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE SUPERINTENDENT HAS TAKEN CONTROL OF THE BANK OR PROCEEDINGS FOR THE WINDING-UP OF THE BANK HAVE BEEN COMMENCED. POTENTIAL HOLDERS OF NEW PREFERRED SHARES SHOULD, THEREFORE, CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH ELSEWHERE IN THIS PROSPECTUS. The Bank believes, however, that based on various factors, including the Bank's financial condition, the potential effect of non-payment of dividends on the Bank's business and the Bank's understanding of the Superintendent's policies and procedures, the likelihood of an Exchange Event occurring is extremely remote. In the event of the Automatic Exchange, the Bank Preferred Shares would constitute a new series of First Preferred Shares of the Bank, would have the same liquidation preference and would be subject to redemption on the same terms as the New Preferred Shares (except that there would be no redemption upon the occurrence of a Tax Event) and would rank pari passu, in terms of dividend payments and liquidation preference, with, or senior to, any other outstanding preferred shares of the Bank. The Bank Preferred Shares would not entitle the holders to vote except in certain circumstances. Dividends on the Bank Preferred Shares would be non-cumulative and payable at the rate of 8.45% per annum of the liquidation preference, if, when and as declared by the Board of Directors of the Bank. Holders of the New Preferred Shares cannot exchange the New Preferred Shares for the Bank Preferred Shares voluntarily and, absent the occurrence of the Automatic Exchange, holders of the New Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to the Bank or any security of the Bank. See "Description of New Preferred Shares--Automatic Exchange."

         The Company was formed for the purpose of providing investors with the opportunity to invest in Canadian residential mortgages and other real estate assets. The Company's principal business objective is to acquire, hold, finance and manage assets consisting of obligations secured by real property, as well as certain other qualifying REIT assets

("Mortgage Assets"). Currently, the Mortgage Assets of the Company consist of obligations issued by NB Finance, Ltd., a corporation formed under the laws of Bermuda that is a wholly owned subsidiary of the Bank ("NB Finance"), that are recourse only to the Initial Mortgage Loans (as defined) and that are secured by real property that is located in Canada (the "Initial Mortgage Assets"). The "Initial Mortgage Loans" consist of Canada Mortgage and Housing Corporation ("CMHC") insured residential first mortgages ("Mortgage Loans") acquired from the Bank. The principal amount of the Initial Mortgage Assets is equal to approximately 80% of the principal amount of the Initial Mortgage Loans. All of the shares of the Company's common stock, par value US$.01 per share (the "Common Stock"), are owned by the Bank. See "Business and Strategy--Description of the Initial Mortgage Assets" and "Business and Strategy--Description of the Initial Mortgage Loans."

         The Company expects to qualify as a real estate investment trust ("REIT") for United States federal income tax purposes, commencing with its taxable year ending December 31, 1997. Under the Company's charter (the "Charter"), no individual is permitted to beneficially own more than 5% of any series of preferred stock of the Company, including the New Preferred Shares.

                           ---------------------------


         THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


              The date of this Prospectus is ______________ ,1997.

                              AVAILABLE INFORMATION

         The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Exchange Offer, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

         This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Preferred Shares. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and may also be accessed electronically by means of the Commission's website at (http://www.sec.gov).

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY...........................................................  1
      The Company............................................................  1
      The Bank...............................................................  4
      Business and Strategy..................................................  4
      Tax Status of the Company..............................................  7
      Risk Factors...........................................................  7
      The Exchange Offer..................................................... 10
      The New Preferred Shares............................................... 14
      Selected Financial Data................................................ 20
RISK FACTORS................................................................. 21
      Consequences of Failure to Exchange Old Preferred Shares............... 21
      Interest Rate Risk..................................................... 21
      Currency Exchange Rate Risk............................................ 22
      Dividends Not Cumulative............................................... 22
      Real Estate Market Conditions.......................................... 22
      Limited Recourse Nature of Certain Mortgage Assets; Limitations on
           CMHC Insurance.................................................... 23
      All of the Real Property Securing the Initial Mortgage Assets Is
           Located Outside of the United States.............................. 23
      Canadian Legal Considerations.......................................... 24
      Certain Risks Associated with the Bank................................. 24
      Dividend and Other Regulatory Restrictions on Operations of the
           Company........................................................... 25
      Tax Risks.............................................................. 26
      Relationship with the Bank and Its Affiliates; Conflicts of Interest... 28
      Dependence upon the Advisor and the Servicer........................... 29
      Risk of Future Revisions in Policies and Strategies by Board of
           Directors......................................................... 29
      No Third Party Valuation of the Mortgage Assets; No Arm's-Length
           Negotiations with Affiliates...................................... 29
THE COMPANY.................................................................. 30
USE OF PROCEEDS.............................................................. 31
CAPITALIZATION............................................................... 31
THE EXCHANGE OFFER........................................................... 32
      General................................................................ 32
      Purpose of the Exchange Offer.......................................... 32
      Terms of the Exchange.................................................. 33
      Expiration Date; Extension; Termination; Amendment..................... 34
      Procedures for Tendering Old Preferred Shares.......................... 34
      Terms and Conditions of the Letter of Transmittal...................... 37
      Withdrawal Rights...................................................... 38

                                                                            Page
                                                                            ----


      Acceptance of Old Preferred Shares for Exchange; Delivery of New
           Preferred Shares.................................................. 39
      Certain Conditions to the Exchange Offer............................... 40
      Exchange Agent......................................................... 42
      Solicitation of Tenders; Fees and Expenses............................. 42
      Transfer Taxes......................................................... 43
      Accounting Treatment................................................... 44
      Consequences of Failure to Exchange.................................... 44
      Resale of New Preferred Shares......................................... 44
BUSINESS AND STRATEGY........................................................ 46
      General................................................................ 46
      Dividend Policy........................................................ 46
      Liquidity and Capital Resources........................................ 47
      General Description of Mortgage Assets; Investment Policy.............. 47
      Description of the Initial Mortgage Assets............................. 49
      Management Policies and Programs....................................... 50
      Description of the Initial Mortgage Loans.............................. 53
      Servicing.............................................................. 55
      Employees.............................................................. 57
      Competition............................................................ 57
      Legal Proceedings...................................................... 57
MANAGEMENT................................................................... 58
      Directors and Executive Officers....................................... 58
      Independent Directors.................................................. 59
      Audit Committee........................................................ 59
      Compensation of Directors and Officers................................. 59
      Limitation of Liability and Indemnification of Directors and Officers.. 60
      The Advisor............................................................ 61
DESCRIPTION OF NEW PREFERRED SHARES.......................................... 62
      General................................................................ 62
      Dividends.............................................................. 62
      Automatic Exchange..................................................... 64
      Ranking................................................................ 66
      Voting Rights.......................................................... 66
      Redemption............................................................. 67
      Rights upon Liquidation................................................ 70
      Independent Director Approval.......................................... 71
EXCHANGE OFFER; REGISTRATION RIGHTS.......................................... 71
DESCRIPTION OF CAPITAL STOCK................................................. 75
      Common Stock........................................................... 75

                                                                            Page
                                                                            ----

      Preferred Stock........................................................ 76
      Power to Issue Additional Shares of Common Stock and Preferred Stock... 78
      Restrictions on Ownership and Transfer................................. 78
      Super-Majority Director Approval....................................... 80
      Business Combinations.................................................. 80
      Control Share Acquisitions............................................. 80
      Form, Denomination, Book-Entry Procedures and Transfer................. 81
      Depositary Procedures.................................................. 82
      Certificated New Preferred Shares...................................... 84
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................. 84
      Tax Impact of the Exchange Offer....................................... 85
      Qualification of the Company as a REIT................................. 85
      Taxation of the Company................................................ 88
      Tax Treatment of Automatic Exchange.................................... 88
      Taxation of New Preferred Shares....................................... 89
      Taxation of Tax-Exempt Entities........................................ 90
      State and Local Taxes.................................................. 91
      Taxation of Bank Preferred Shares...................................... 91
      Certain United States Federal Income Tax Considerations Applicable
          to Foreign Holders................................................. 91
      Information Reporting and Backup Withholding........................... 92
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS................................... 93
      Automatic Exchange..................................................... 93
      Taxation of Dividends.................................................. 93
      Disposition of Bank Preferred Shares................................... 94
      Redemption of Bank Preferred Shares.................................... 94
ERISA CONSIDERATIONS......................................................... 94
      Status Under Plan Asset Regulations.................................... 94
      Publicly-Offered Security Exception.................................... 96
      Exemptions from Prohibited Transactions................................ 97
      Unrelated Business Taxable Income...................................... 98
RATINGS  .................................................................... 99
PLAN OF DISTRIBUTION......................................................... 99
LEGAL MATTERS................................................................100

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this Prospectus which are not historical facts contain forward-looking information with respect to the Company's plans, projections or future performance, the occurrence of which involve certain risks and uncertainties that could cause the Company's actual results or plans to differ materially from those expected by the Company.

         All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statement.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The offering by NB Capital Corporation (the "Company") of up to 300,000 shares of its 8.35% Noncumulative Exchangeable Preferred Stock, Series A, par value US$.01 per share (the "New Preferred Shares") in exchange for up to all the outstanding shares of 8.35% Noncumulative Exchangeable Preferred Stock, Series A, par value US$.01 per share (the "Old Preferred Shares"), of the Company is referred to herein as the "Exchange Offer." References to dollars and US$ are to United States dollars;
references to C$ and $ are to Canadian dollars. As of            , 1997, the
Canadian dollar exchange rate was C$       =US$1.00 and certain amounts stated
herein reflect such exchange rate.

                                   The Company

         The Company is a Maryland corporation incorporated on August 20, 1997. The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets. The Company will elect to be taxable as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and generally will not be liable for United States federal income tax to the extent that it distributes its income to its stockholders and maintains its qualification as a REIT. All of the common stock, par value $.01, of the Company (the "Common Stock") is owned by the Bank. The Bank has indicated to the Company that, for as long as any of the New Preferred Shares are outstanding, the Bank intends to continue to own all of the outstanding shares of the Common Stock. The Company was formed to provide investors with the opportunity to invest in Canadian residential mortgages and other real estate assets and to provide the Bank with a cost-effective means of raising capital.

         The Old Preferred Shares were issued on September 3, 1997 pursuant to the Purchase Agreement (the "Purchase Agreement"), dated September 3, 1997, among the Company, the Bank and Merrill Lynch, Pierce, Fenner & Smith & Co. Incorporated (the "Initial Purchaser"). Pursuant to the Purchase Agreement, the Company, the Bank and the Initial Purchaser entered into the Registration Rights Agreement (the "Registration Rights Agreement") dated September 3, 1997. The Exchange Offer is being effected by the Company in order to satisfy certain obligations of the Company under the Registration Rights Agreement.

         Each of the New Preferred Shares will be exchanged automatically for one Bank Preferred Share (i) immediately prior to such time, if any, at which the Bank fails to declare and pay or set aside for payment when due any dividend on any issue of its cumulative First Preferred Shares or the Bank fails to pay or set aside for payment when due any declared dividend on any of its non-cumulative First Preferred Shares, (ii) in the event that the Bank has a Tier 1 risk-based capital ratio of less than 4.0% or a total risk-based capital ratio of less than 8.0%, (iii) in the event that the Superintendent takes control of the Bank pursuant to the Bank Act or proceedings are commenced for the winding-up of the Bank pursuant to the Winding-up and Restructuring Act (Canada), or (iv) in the event that the Superintendent, by order, directs the Bank to act pursuant to subsection 485(3) of the Bank Act and the Bank elects to cause the exchange. CONSEQUENTLY, THE NEW PREFERRED SHARES COULD BE REPLACED, WITHOUT ANY ACTION BY THE HOLDER THEREOF, BY BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE SUPERINTENDENT HAS TAKEN CONTROL OF THE BANK OR PROCEEDINGS FOR THE WINDING-UP OF THE BANK HAVE BEEN COMMENCED. POTENTIAL HOLDERS OF NEW PREFERRED SHARES SHOULD, THEREFORE, CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH ELSEWHERE IN THIS PROSPECTUS. The Bank believes, however, that based on various factors, including the Bank's financial condition, the potential effect of non-payment of dividends on the Bank's business and the Bank's understanding of the Superintendent's policies and procedures, the likelihood of an Exchange Event occurring is extremely remote.

         The authorized preferred capital of the Bank consists of an unlimited number of First Preferred Shares and up to 15 million Second Preferred Shares which may be issued for a maximum aggregate consideration of C$1 billion and C$300 million, respectively, or the equivalent thereof in other currencies. The Board of Directors of the Bank may by resolution establish the terms of series of preferred shares. The Bank currently has six series of First Preferred Shares outstanding with an aggregate liquidation preference as of October 31, 1997 of C$376 million.

         Under Canadian law, the Bank is required to maintain adequate capital in relation to its operations. The Superintendent has issued guidelines concerning the maintenance of adequate capital (the "Capital Guideline") and has statutory authority to direct the Bank to increase its capital even if the Bank is in compliance with the Capital Guideline. Pursuant to the Capital Guideline, requirements are applied to the Bank on a consolidated basis including all subsidiaries except insurance subsidiaries or other regulated financial institutions whose leverage is inappropriate for a deposit-taking institution and which, because of their size, would have a material impact on the leverage of the consolidated entity. Under the Capital Guideline, it is expected that the Bank's total assets, including specified off-balance sheet items, should be no greater than 20 times the Bank's total capital. It is also expected that the Bank's total capital not be less than 8% of risk-weighted assets and risk-weighted off-balance sheet items, unless a higher ratio is prescribed by the Superintendent. The Capital Guideline prescribes risk-weighting and the treatment of off-balance sheet items. The ratio of total capital to risk-weighted off-balance sheet items is the "risk-based capital ratio" and is based upon standards adopted by the Bank for International Settlement. The Capital Guideline recognizes two tiers of capital. Tier 1 capital comprises the highest quality capital elements based upon the attributes of permanence, freedom from mandatory fixed charges against earnings and subordination to the rights of depositors and other creditors. Tier 2 capital contributes to the overall strength of a bank as a going concern, but falls short in meeting the first two capital attributes described for Tier 1 capital. Tier 2 capital differentiates between Tier 2A hybrid (debt/equity) instruments and Tier 2B limited life instruments. Tier 1 capital elements consist of common shareholders equity, qualifying non-cumulative perpetual preferred shares and qualifying non-controlling interests in subsidiaries arising on consolidation from Tier 1 capital instruments. Tier 1 capital instruments and preferred shares qualifying as hybrid instruments in Tier 2A are intended to be permanent. Where the share or instrument provides for redemption by the issuer after 5 years with supervisory approval, the Superintendent would not normally prevent such redemption by a healthy and viable bank where the instrument is or has been replaced by equal or higher quality capital including an increase in retained earnings, or if the bank is downsizing. All capital instruments must be issued and fully paid for in money or, with the approval of the Superintendent, in property. Net of amortization, the amount of Tier 2 capital may not exceed 100% of Tier 1 capital after deducting goodwill and, consequently, the Capital Guideline requires the amount of Tier 1 capital to be not less than 4% of risk-weighted assets and risk-weighted off-balance sheet items, unless a higher ratio is prescribed by the Superintendent. Also under the Capital Guideline, the amount of Tier 2B capital net of amortization shall not exceed 50% of Tier 1 capital after deducting goodwill.

         At June 30, 1997, the Tier 1 risk-based capital ratio and total risk-based capital ratio levels of the Bank were 6.8% and 9.7%, respectively. After giving effect to the issuance of the Old Preferred Shares on September 3, 1997, the Tier 1 risk-based capital ratio and total risk-based capital ratio levels of the Bank as of that date were 8.0% and 10.8%, respectively. The Bank's Tier 1 risk-based capital ratio and total risk-based capital ratio were 6.9% and 10.2% at October 31, 1996, 6.8% and 10.4% at October 31, 1995 and 6.9% and 11.1%
at October 31, 1994.

         Upon the Superintendent taking control of the Bank pursuant to the Bank Act or upon the commencement of proceedings for the winding-up of the Bank pursuant to the Winding-up and Restructuring Act (Canada), each of the New Preferred Shares will be automatically exchanged for one Bank Preferred Share.

         Section 485 of the Bank Act requires Canadian banks to maintain adequate capital and adequate and appropriate forms of liquidity and to comply with related regulations. Under subsection 485(3), the Superintendent may, by order, direct a bank to increase its capital or to provide additional liquidity in such forms and amounts as the Superintendent may require. The Superintendent may act under subsection 485(3) even if a bank is in compliance with all applicable guidelines and regulations.

         The Mortgage Assets of the Company consist of obligations issued by NB Finance, that are recourse only to the Initial Mortgage Loans and that are secured by real property. NB Finance was organized solely for the purpose of acquiring Mortgage Loans and issuing the Initial Mortgage Assets, and other similar obligations, to the Company. All of the ordinary shares of NB Finance are owned by the Bank. The Bank has indicated to the Company that it intends to maintain 100% ownership of the ordinary shares of NB Finance so long as the Initial Mortgage

Assets or any other obligations of NB Finance are owned by the Company. NB Finance is not permitted to incur any indebtedness or engage in any business activities other than the ownership of Mortgage Loans and activities incidental thereto. See "Business and Strategy--Description of the Initial Mortgage Loans." The Initial Mortgage Assets will mature semi-annually beginning in 2000 and the proceeds thereof (net of distributions and expenses) are expected to be reinvested in additional Mortgage Assets as described under "Business and Strategy--General Description of Mortgage Assets; Investment Policy."

         The principal executive offices of the Company are located at 125 West 55th Street, New York, New York 10019. The telephone number of the Company is
(212) 632-8500.

                                    The Bank

         The Bank was formed through a series of amalgamations and its roots date back to 1859 with the founding of the Banque Nationale in Quebec City. The Bank is a Schedule I bank under the Bank Act. Its head office and principal place of business is located at the National Bank Tower, 600 de La Gauchetiere West, Montreal, Quebec, H3B 4L2, and its telephone number is (514) 394-5000.

         The Bank, which ranks sixth among Canadian banks in terms of total assets, is present in each of Canada's provinces. It delivers an extensive range of financial services to individuals, commercial enterprises, financial institutions and governments both in Canada and abroad.

         The Bank Preferred Shares will be issued only upon the occurrence of an Exchange Event. In connection with the Exchange Offer, the Bank Preferred Shares will be registered with the Commission.

                              Business and Strategy

         General. The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. The sole Mortgage Assets of the Company consist of, and in the future are expected to consist of, obligations issued by NB Finance that are recourse only to the Initial Mortgage Loans and that are secured by real property. The Company has acquired substantially all of its Mortgage Assets from the Bank and/or affiliates of the Bank on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties. The Company may also from time to time acquire Mortgage Assets from unrelated third parties. As of the date of this Prospectus, the Company has not entered into any agreements with third parties with respect to the purchase of Mortgage Assets. Other than with respect to the temporary investment of payments of interest and principal on its Mortgage Assets, the Company anticipates that it will purchase Mortgage Assets from unrelated third parties only if neither the Bank nor any affiliate of the Bank has an amount or type of Mortgage Assets sufficient to meet the requirements of the Company.

         The Company maintains, and in the future expects to maintain, at least 90% of its portfolio in Mortgage Assets consisting of the Initial Mortgage Assets and obligations that are comparable to the Initial Mortgage Assets. The Company may, however, invest in other assets eligible to be held by a REIT. The Company's current policy prohibits the acquisition of any Mortgage Asset constituting an interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), if the Mortgage Loan is delinquent in the payment of principal or interest. Additional Mortgage Assets purchased prior to the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement will be invested in Canadian or U.S. government guaranteed, mortgage-backed certificates and other Canadian or U.S. government obligations which will be purchased on the open market or from entities unaffiliated with the Bank or the Company. In the event that the New Preferred Shares are not treated as "publicly-offered securities" as of the date on which the Exchange Offer is consummated or a Shelf Registration Statement is declared effective, then during the period commencing on such date and ending on the date on which the New Preferred Shares become "publicly-offered securities," any investment by the Company in any Mortgage Assets in a transaction with the Bank and/or affiliates of the Bank will be made only upon the decision of the Independent Fiduciary. See "ERISA Considerations."

         Formation. Simultaneously with the consummation of the offering of Old Preferred shares (the "Offering"), the Bank, as owner of the Common Stock, made a capital contribution to the Company equal to approximately US$177 million. Simultaneously with the consummation of the Offering, the Bank also made an additional capital contribution equal to the amount of the Initial Purchaser's discount (the "Initial Purchaser's Discount") and all expenses incurred by the Company in connection with the Offering and in connection with the Company's formation. The Company used the aggregate net proceeds of approximately US$477 million received in connection with both the Offering and such capital contributions by the Bank in connection with the acquisition of the Initial Mortgage Assets. Concurrently with the consummation of the Offering, the Bank conveyed the Initial Mortgage Loans to NB Finance pursuant to the Mortgage Loan Sales Agreement. See "Business and Strategy--Description of the Initial Mortgage Loans."

         The Company and the Bank believe that the fair market value of the Initial Mortgage Assets are at least equal to the amount (approximately US$477 million) that the Company paid for the Initial Mortgage Assets. However, no third party valuations of the Initial Mortgage Assets were or will be obtained for purposes of the Exchange Offer. See "Risk Factors--No Third Party Valuation of the Initial Mortgage Assets; No Arm's-Length Negotiations with Affiliates."

         Servicing Agreement. The Bank services the Initial Mortgage Loans on behalf of, and as agent for, the Company and is entitled to receive fees in connection with the servicing thereof pursuant to the Servicing Agreement. The Bank in its role as servicer under the terms of the Servicing Agreement is hereinafter referred to as the "Servicer." See "Business and Strategy--Servicing."

         Advisory Agreement. The Company has entered into an advisory agreement with the Bank (the "Advisory Agreement") pursuant to which the Bank administers the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor." The Advisor is responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the reinvestment of income from and payments on, and with respect to the acquisition, management, financing and disposition of, Mortgage Assets held by the Company, (iii) holding documents relating to the Company's Mortgage Assets as custodian, (iv) monitoring the Company's compliance with the requirements necessary to qualify as a REIT and (v) maintaining its status as a lender approved by the National Housing Act (a "NHA Approved Lender"). The Advisor may, with the approval of a majority of the Board of Directors, and a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to one or more related or unrelated third parties. An "Independent Director" is a director who is not a current officer or employee of the Company or a current director, officer or employee of the Bank or any affiliate of the Bank. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Assets.

         The Advisory Agreement has an initial term of one year, and may be renewed for additional one-year periods. The Advisory Agreement may be terminated by the Company at any time upon 60 days' prior written notice. As long as any of the New Preferred Shares remain outstanding, any decision by the Company to renew, terminate or modify the Advisory Agreement must be approved by a majority of the Board of Directors and a majority of the Independent Directors. The Advisor is entitled to receive an advisory fee equal to C$50,000 per year, payable in equal quarterly installments. See "Management--The Advisor."

         Additional Investments. The Company may from time to time purchase additional Mortgage Assets out of the proceeds of the issuance of additional shares of Preferred Stock or additional capital contributions with respect to the Common Stock. The Company has issued shares of Senior Preferred Stock (as defined) ranking senior to the New Preferred Shares. Except for the Senior Preferred Stock, additional shares of preferred stock ranking senior to the New Preferred Shares may not be issued without the approval of holders of at least two-thirds of the New Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the New Preferred Shares may not be issued by the Company without the approval of a majority of the Board of Directors and a majority of the Independent Directors (as defined). See "Description of New Preferred Shares--Independent Director Approval." The Company does not currently intend to issue any additional shares of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank equal to approximately 59% of the offering price of such additional Preferred Stock, plus the Company's expenses (including any discounts or placement fees) incurred in connection with the issuance of such additional shares of Preferred Stock.

         Management. The Board of Directors is composed of five members, two of whom are Independent Directors. Pursuant to the terms of the New Preferred Shares, the Independent Directors must consider the interests of the holders of both the Preferred Stock and the Common Stock in determining whether any proposed action requiring their approval is in the best interests of the Company. The Company currently has five employees and does not anticipate that it will require additional employees. See "Management."

                            Tax Status of the Company

         The Company will elect to be taxable as a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be liable for United States federal income tax to the extent that it distributes its income to the holders of the Common Stock and the Preferred Stock, including the New Preferred Shares, and maintains its qualification as a REIT.

         A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income" (not including capital gains). Notwithstanding its election to be taxable as a REIT, the Company may be subject to federal, state and/or local tax. See "Risk Factors--Tax Risks" and "United States Federal Income Tax Considerations."

                                  Risk Factors

         Prospective exchanging stockholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the Risk Factors set forth below:

         o Because the dividend rate on the New Preferred Shares is fixed, a significant decline in interest rates could have an adverse effect on the Company's cash flow and its ability to pay dividends on the New Preferred Shares, especially following the maturity of the Initial Mortgage Assets.

         o Because the Initial Mortgage Loans are denominated in Canadian dollars and the Initial Mortgage Assets are denominated in U.S. dollars, a significant decrease in the value of the Canadian dollar could have an adverse effect on the Company's cash flow and its ability to pay dividends on the New Preferred Shares.

         o        Dividends on the New Preferred Shares are not cumulative.
                  Consequently, if the Board of Directors of the Company (the "Board of Directors") does not authorize and declare a dividend on the New Preferred Shares for a particular quarterly dividend period, the holders of the New Preferred Shares would not be entitled to recover such dividend even if funds are, or subsequently become, available for payment thereof. The Board of Directors, the members of which have been elected by the Bank, may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividend on the New Preferred Shares even if funds are available to pay such dividend. To remain qualified as a REIT, however, the Company must distribute annually at least 95% of its "REIT taxable income" (not including capital gains) to stockholders and the Company expects that the Board of Directors will authorize and declare dividends on the New Preferred Shares quarterly.

         o The Initial Mortgage Assets are recourse only to the Initial Mortgage Loans. Accordingly, in the event of a default on the Initial Mortgage Loans, the Company may not receive sufficient payments on the Initial Mortgage Assets to pay dividends on the New Preferred Shares. All of the real property securing the Initial Mortgage Assets is located in Canada, primarily in Quebec, and any actions taken by or on behalf of the Company with respect to such real property will, therefore, be dependent upon the laws of the province in which such real property is located.

         o An imminent failure to pay dividends on First Preferred Shares of the Bank when due, a decline in the capital levels of the Bank or an act of the Superintendent could result in the New Preferred Shares being exchanged automatically for the Bank Preferred Shares. The Bank Preferred Shares would represent an investment in the Bank and not in the Company. An investment in the Bank is subject to certain risks that are distinct from the risks associated with an investment in the Company.

         o As a subsidiary of the Bank, the Company is subject to the risk that the Superintendent will restrict the ability of the Company to transfer assets, to engage in transactions with the Bank and its affiliates, to make distributions to stockholders (including dividends to the holders of the New Preferred Shares) or to redeem shares of preferred stock of the Company (the "Preferred Stock"). Under certain circumstances, certain of these restrictions could result in the Company failing to qualify as a REIT.

         o If the Company fails to maintain its status as a REIT for United States federal income tax purposes, it will be subject to United States federal income tax at normal corporate tax rates.

         o Because of the relationship between the Company and the Bank and its affiliates, conflicts of interest may arise between the Company and the Bank and its affiliates.

         o The Company will be dependent in virtually every phase of its operations on the diligence and skill of the Bank and other agents acting on behalf of the Company.

         o Payments of dividends on the Common Stock will reduce the Company's assets which generate income from which dividends on the New Preferred Shares are paid.

                               The Exchange Offer

         For a more complete description of the terms of the New Preferred Shares specified in the following summary, see "Description of New Preferred Shares."

The Exchange Offer  The Company is offering to exchange pursuant to the Exchange
                    Offer up to 300,000 shares of its New Preferred Shares for up to all of its outstanding Old Preferred Shares at a rate of one New Preferred Share for each Old Preferred Share. The form and terms of the New Preferred Shares (including the dividend rate, liquidation preference and redemption rights) are identical in all material respects to the form and terms of the Old Preferred Shares, except that the New Preferred Shares have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer. Further, the holders of New Preferred Shares will not be entitled to certain rights of holders of Old Preferred Shares under the Registration Rights Agreement, which rights with respect to the Old Preferred Shares will terminate upon consummation of the Exchange Offer. The issuance of the New Preferred Shares is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Subject to certain conditions, a holder of Old Preferred Shares who wishes to tender must transmit a properly completed and duly executed Letter of Transmittal to The Bank of Nova Scotia Trust Company of New York (the "Exchange Agent") on or prior to the Expiration Date. For procedures related to tendering, see "The Exchange Offer." As of the date hereof, 300,000 shares of Old Preferred Stock were outstanding.

Minimum Condition   The Exchange Offer is not conditioned upon any minimum
                    aggregate principal amount of Old Preferred Shares being tendered for exchange.

Expiration Date     The Exchange Offer will expire at 5:00 p.m., New York City
Withdrawal          time, on the "Expiration Date." As used herein, the term
                    "Expiration Date" means 5:00 p.m., New York City time, on
                             , 1998; unless the Company, in its sole discretion,
                    extends the period of time for which the Exchange Offer is to remain open. The tender of Old Preferred Shares pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date by sending a written notice of withdrawal to the Exchange Agent.

                    Any Old Preferred Shares so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Preferred Shares not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Expiration Date; Extension; Termination; Amendment" and "--Withdrawal Rights."

Exchange Date       The date of acceptance and exchange for the Old Preferred
                    Shares will be the             business day following the
                    Expiration Date.

Conditions to the   The Exchange Offer is subject to certain customary
Exchange Offer      conditions which may be waived by the Company. The Company currently expects that each of these conditions will be satisfied and that no waivers will be necessary. See "The
                    Exchange Offer--Certain Conditions to the Exchange Offer."
                    The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedure for       Each holder of Old Preferred Shares wishing to accept
Tendering           the Exchange Offer must complete, sign and date the Letter
Old Preferred       of Transmittal, or a facsimile thereof, in accordance with
Shares              the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Old Preferred Shares and any other required documentation, to the Exchange Agent at the address set forth herein. See "The Exchange Offer--Procedures for
                    Tendering Old Preferred Shares" and "Plan of Distribution."

Use of Proceeds     There will be no proceeds to the Company from the exchange of Old Preferred Shares pursuant to the Exchange Offer.

Special Procedures  Any beneficial owner whose Old Preferred Shares are
for Beneficial      registered in the name of a broker, dealer, commercial bank,
Owners              trust company or other nominee who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's own behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Old Preferred Shares, either make appropriate arrangements to register ownership of the Old
                    Preferred Shares in such beneficial owner's name or obtain a properly completed bond power from the registered holder.
                    The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedure for Tendering Old
                    Preferred Shares."

Guaranteed          Holders of Old Preferred Shares who wish to tender their Old
Delivery            Preferred Shares and whose Old Preferred Shares are not
Procedures          entirely available or who cannot deliver their Old Preferred
                    Shares, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Preferred
                    Shares according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedure for Tendering Old
                    Preferred Shares."

Acceptance of the   The Company will accept for exchange any and all Old
Old Preferred       Preferred Shares which are properly tendered in the Exchange
Shares and Delivery Offer prior to 5:00 p.m., New York City time, on the
of the New          Expiration Date. The New Preferred Shares issued pursuant to
Preferred Shares    the Exchange Offer will be delivered promptly following the
                    Expiration Date. See "The Exchange Offer--Procedures for
                    Tendering Old Preferred Shares."

Effect on the       As a result of the making of, and upon acceptance for
Holders of Old      exchange of all validly tendered Old Preferred Shares
Preferred Shares    pursuant to the terms of, the Exchange Offer, the Company
                    will have fulfilled the covenant contained in the Registration Rights Agreement (the "Registration Rights
                    Agreement") dated September 3, 1997 among the Company, the
                    Bank and the Initial Purchasers and, accordingly, there will be no liquidated damages pursuant to the terms of the Registration Rights Agreement, and the holders of the Old
                    Preferred Shares will have no further registration or other rights under the Registration Rights Agreement. Holders of the Old Preferred Shares who do not tender their Old
                    Preferred Shares in the Exchange Offer will continue to hold such Old Preferred Shares without any rights under the Registration Rights Agreement that, by their terms, terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Old Preferred Shares pursuant to, the Exchange Offer. To the extent that the Old Preferred Shares are tendered and accepted in the Exchange Offer, the trading market for untendered Old Preferred Shares could be adversely affected.

Consequence of      Holders of Old Preferred Shares who do not exchange for New
Failure to Exchange Preferred Shares pursuant to the Exchange Offer will Securities Offered continue to be subject to the restrictions on transfer of such Old Preferred Shares as set forth in the legend thereon as a consequence of the offer or sale of the Old Preferred
                    Shares pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable state securities laws. The
                    Company does not currently anticipate that they will register any Old Preferred Shares which are not exchanged pursuant to the Exchange Offer under the Securities Act after the Expiration Date.

                    The New Preferred Shares

Issuer              NB Capital Corporation, a Maryland corporation.

Securities Offered  300,000 Noncumulative Exchangeable Preferred Shares, Series
                    A.

Ranking The New Preferred Shares rank senior to the Common Stock with respect to dividend rights and rights upon liquidation. The Company has issued shares of a series of cumulative, senior preferred stock ("Senior Preferred Stock") with an aggregate liquidation preference of up to US$450,000 to meet the 100 person ownership requirement for REIT status. Except for the Senior Preferred Stock, additional shares of preferred stock ranking senior to the New Preferred Shares may not be issued without the approval of holders of at least two-thirds of the New Preferred Shares. Additional shares of preferred stock ranking on a parity with the New Preferred Shares may not be issued without the approval of a majority of the Board of Directors and a majority of the Independent Directors (as defined).

Dividends           Dividends on the New Preferred Shares are payable at the
                    rate of 8.35% per annum of the liquidation preference (an
                    amount equal to US$83.50 per annum per share), if, when and as authorized and declared by the Board of Directors. If
                    authorized and declared, dividends are payable quarterly in arrears on the 30th day of March, June, September and
                    December in each year, commencing June 30, 1998. Except for the initial period, which shall commence on and include
                               , 1998 and end on           1998, dividends
                    accrue in each quarterly period from the first day of such period, whether or not dividends were paid with respect to the preceding period. Dividends on the New Preferred Shares are not cumulative and, accordingly, if no dividend is authorized and declared on the New Preferred Shares by the Board of Directors for a quarterly dividend period, holders of the New Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are authorized, declared and paid for any future period with respect to either the New Preferred Shares or the Common Stock. If no dividend is paid on the New
                    Preferred Shares for a quarterly dividend period, the payment of dividends on the Common Stock will be prohibited for that period and at least the following three quarterly dividend periods. See "Description of New Preferred
                    Shares--Dividends."

Liquidation         The liquidation preference for each of the New Preferred
Preference          Shares is US$1,000. Upon liquidation, holders of the New
                    Preferred Shares will also be entitled to receive an amount equal to the quarterly accrued and unpaid dividend, if any, thereon to the date of liquidation. See "Description of New
                    Preferred Shares--Rights Upon Liquidation."

Registration Rights The Old Preferred Shares were sold by the Company on
Agreement           September 3, 1997 pursuant to the Purchase Agreement.
                    Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights
                    Agreement. This Exchange Offer is intended to satisfy certain rights under the Registration Rights Agreement, which terminate upon the consummation of the Exchange Offer.
                    The holders of the New Preferred Shares are not entitled to any exchange or registration rights with respect to the New
                    Preferred Shares. The Old Preferred Shares are subject to the payment of additional interest under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See
                    "Exchange Offer; Registration Rights."

Description of the  The form and terms of the New Preferred Shares are the same
New Preferred       as the form and terms of the Old Preferred Shares except
Shares              that (i) the New Preferred Shares will be registered under the Securities Act and therefore the New Preferred Shares will not bear legends restricting the transfer thereof and
                    (ii) holders of the New Preferred Shares will not be entitled to certain rights of holders of the Old Preferred
                    Shares under the Registration Rights Agreement, which rights with respect to Old Preferred Shares will terminate upon the consummation of the Exchange Offer. See "Description of the New Preferred Shares."

Redemption          The New Preferred Shares are not redeemable prior to
                    September 3, 2007 (except upon the occurrence of a Tax
                    Event, as defined in "Description of New Preferred Shares--
                    Redemption", on or after September 3, 2002). On and after September 3, 2007, the New Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices set forth herein, plus the quarterly accrued and unpaid dividend, if any, thereon to the date of redemption. Upon the occurrence of a Tax Event, on or after September 3, 2002, the Company will have the right to redeem the New
                    Preferred Shares in whole (but not in part) at a redemption price equal to the Make-Whole Amount (as defined), plus the quarterly accrued and unpaid dividend, if any, thereon to the date of redemption. Any redemption is subject to the prior written approval of the Superintendent. See
                    "Description of New Preferred Shares-- Redemption." The New
                    Preferred Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

Automatic Exchange  Each of the New Preferred Shares will be exchanged automatically for one Bank Preferred Share upon the occurrence of an Exchange Event. See "Description of New Preferred Shares Automatic Exchange."

Voting Rights       Holders of the New Preferred Shares will not have any voting rights, except as expressly provided herein. On any matter on which holders of the New Preferred Shares may vote, each of the New Preferred Shares will be entitled to one vote.
                    See "Description of New Preferred Shares--Voting Rights."

Ownership Limits    Beneficial ownership by any individual of more than 5% of
                    any outstanding series of Preferred Stock, including the New Preferred Shares offered hereby, is restricted in order to preserve the Company's status as a REIT for United States federal income tax purposes. See "Description of Capital
                    Stock--Restrictions on Ownership and Transfer."

Ratings The New Preferred Shares will be rated "a2" by Moody's Investors Service, Inc. and "BBB+" by Standard & Poor's Ratings Services. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Use of Proceeds     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Federal Income Tax  For federal income tax purposes, the exchange pursuant to
Consequences        the Exchange Offer will not result in any income gain or
                    loss to the holders or the Company. See "United States
                    Federal Income Tax Considerations."

Exchange Agent      The Bank of Nova Scotia Trust Company of New York is
                    serving as Exchange Agent in connection with the Exchange
                    Offer.

ERISA               Each holder of the New Preferred Shares will, by exchanging
Considerations      its Old Preferred Shares for New Preferred Shares, be deemed to have directed the Company to invest in the Initial
                    Mortgage Assets (as well as the other assets held by the Company and identified at the time of purchase) and represented and agreed that either (A) no part of the assets to be used by it to acquire and hold such New Preferred
                    Shares constitutes the assets of any (I) employee benefit plan (as defined in Section 3(3) of the Employee Retirement
                    Income Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, (II) plan (as defined in section
                    4975(e)(1) of the Code) or (III) entity whose underlying assets include "plan assets" under Department of Labor
                    Regulation 29 C.F.R. Section 2510.3-101 (collectively,
                    "Plans") or (B) one or more prohibited transaction statutory or class exemptions apply such that the use of such plan assets to acquire and hold such New Preferred Shares will not constitute a non-exempt prohibited transaction under ERISA or the Code.

                    In addition, in the event that the New Preferred Shares are not treated as "publicly-offered securities" (within the meaning of the above-referenced regulations) as of the date on which the Exchange Offer is consummated or (if no Exchange Offer is consummated) a Shelf Registration Statement is declared effective, then during the period commencing on such date and ending on the date on which the New Preferred Shares become "publicly-offered securities", each Plan purchaser will be deemed to have appointed an independent fiduciary (the "Independent Fiduciary"), which will be identified by the Company to exercise any discretionary authority with respect to transactions involving both the Company and the Bank or any Bank affiliate. The Independent Fiduciary will be identified prior to any such transaction and will be subject to removal and replacement by a majority of the holders of the New Preferred Shares.

                    Any Plan fiduciary that proposes to cause a Plan to exchange New Preferred Shares for Old Preferred Shares should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption or exemptions would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. Any such Plan fiduciary should also determine whether the exchange of New Preferred Shares for Old Preferred Shares is permitted under the governing Plan instruments and is appropriate for the Plan in view of the overall investment policy and the composition and diversification of its portfolio.

                             Selected Financial Data

         The selected financial data presented below as of and for the period from August 20, 1997 (date of inception) to September 30, 1997 are derived from and are qualified by reference to the Financial Statements contained elsewhere in this Prospectus. The selected financial data presented below as of and for the period August 20, 1997 (date of inception) to September 30, 1997, have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for such period. The following financial data should be read in conjunction with the Financial Statements contained elsewhere in this Prospectus.

                                                                 August 20, 1997
                                                          (date of inception) to
                                                              September 30, 1997

Statement of Income Data:

Revenue................................................       $       3,053,269
Operating expenses.....................................                       0
                                                              -----------------
Operating profit.......................................               3,053,269

Other income (expense):
Income tax.............................................               1,221,307
                                                              -----------------
Net income.............................................       $       1,831,962


Balance Sheet Data:

Total assets...........................................       $     480,391,723
Total liabilities......................................               2,346,307
8.35% Noncumulative Exchangeable
Preferred stock, Series A..............................             300,000,000
Common stock...........................................             183,338,454
Stockholder deficiency.................................              (5,293,038)

                                  RISK FACTORS

         Prospective exchanging stockholders should carefully consider the following information in conjunction with the other information contained in this Prospectus before exchanging Old Preferred Shares for the New Preferred Shares in the Exchange Offer. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Consequences of Failure to Exchange Old Preferred Shares

         The New Preferred Shares will be issued in exchange for Old Preferred Shares only after timely receipt by the Exchange Agent of such Old Preferred Shares, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Preferred Shares desiring to tender such Old Preferred Shares in exchange for New Preferred Shares should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Preferred Shares for exchange. Holders of Old Preferred Shares who do not exchange their Old Preferred Shares for New Preferred Shares pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Shares as set forth in the legends thereon as a consequence of the issuance of the Old Preferred Shares pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old Preferred Shares who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Shares will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Shares for its own account in exchange for Old Preferred Shares, where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares.

Interest Rate Risk

         The Company's income consists principally of interest payments from the Initial Mortgage Assets and obligations which are comparable to the Initial Mortgage Assets. If there is a significant decline in interest rates at a time when the Company must reinvest payments of interest and principal in respect of its Mortgage Assets, the Company may find it difficult to purchase additional Mortgage Assets which generate sufficient income to support the payment of dividends on the New Preferred Shares. Because the rate at which dividends on the New Preferred Shares, if, when and as authorized and declared, are payable is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the New Preferred Shares.

Currency Exchange Rate Risk

         The Company's income consists principally of interest payments from the Initial Mortgage Assets and obligations which are comparable to the Initial Mortgage Assets. While the Initial Mortgage Assets are, and the Company's future Mortgage Assets likely will be, denominated in United States dollars, Mortgage Loans are denominated and payable in Canadian dollars. If there is a significant decrease in the value of the Canadian dollar, the value in U.S. dollars of the cash flow from Mortgage Loans assigned to the Company by NB Finance (including principal payments) may decrease, which may adversely affect the cash flow to the Company and the Company's ability to pay the dividends on the New Preferred
Shares. From the beginning of 1994 to and including          , 1998, the
exchange rate of the Canadian dollar to the United States dollar has ranged from
C$      to US$1.00 on           to C$      to US$1.00 on          ; with an
average for such period of C$      to US$1.00.

Dividends Not Cumulative

         Dividends on the New Preferred Shares are not cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend on the New Preferred Shares for a quarterly dividend period, the holders of the New Preferred Shares would not be entitled to recover such dividend, even if funds are, or subsequently become, available for payment thereof. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividend on the New Preferred Shares or no dividend for any quarterly dividend period, notwithstanding that funds are available to pay such dividend. Factors that may be considered by the Board of Directors in making this determination are the Company's financial condition and capital needs, legal or regulatory requirements, economic conditions, and such other factors as the Board may deem relevant. Notwithstanding the foregoing, to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (not including capital gains) to stockholders. See "--Tax Risks" below and "United States Federal Income Tax Considerations--Taxation of the Company."

Real Estate Market Conditions

         The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as: (i) local and other economic and political conditions affecting real estate values, particularly in Quebec, (ii) the level of interest income generated by the Company's Mortgage Assets, (iii) the market value of the Company's Mortgage

Assets and (iv) the supply of and demand for the Company's Mortgage Assets. Further, there can be no assurance that the value of the Initial Mortgage Assets, or the value of the real property securing the Initial Mortgage Assets, will remain at the levels existing on the dates of origination of the Initial Mortgage Assets. These factors may also have an effect on the business and financial condition of the Bank and may affect the likelihood of an Exchange Event.

Limited Recourse Nature of Certain Mortgage Assets; Limitations on CMHC
Insurance

         The Initial Mortgage Assets consist of obligations issued by NB Finance. The Initial Mortgage Assets are recourse only to the Initial Mortgage Loans, which have been assigned to the Company by NB Finance, and are secured by real property. In the event of nonpayment of interest or other default on the Initial Mortgage Loans, the Company's only recourse will be to exercise its rights under the Initial Mortgage Loans (principally through foreclosure on the real property securing the Initial Mortgage Assets), either directly or through the Bank as Servicer. It is anticipated that additional Mortgage Assets acquired by the Company will consist of similar limited recourse obligations. The CMHC insurance with respect to the Initial Mortgage Loans is not a guarantee of timely payment of principal and interest on such Mortgage Loans. Typically, CMHC will only make payments pursuant to its insurance after the approved lender has taken certain actions which may be time consuming and can cause delays in the receipt of such payments. In addition, the CMHC insurance will cease to be in force if any such Initial Mortgage Loan is sold to a person other than a lender approved by CMHC unless such Initial Mortgage Loan continues to be administered by CMHC or a lender approved by CMHC. The regulations of the CMHC stipulate that the terms of repayment of Mortgage Loans shall not be altered and that no derogation from the rights of the mortgagee against the mortgaged property by way of postponement, partial discharge or otherwise shall be granted without first obtaining the approval of the CMHC.

All of the Real Property Securing the Initial Mortgage Assets Is Located Outside of the United States

         All of the real property securing the Initial Mortgage Assets is located in Canada, primarily in Quebec, and the real property securing additional Mortgage Assets acquired by the Company is also expected to be located in Canada. Any actions taken by or on behalf of the Company with respect to such real property will therefore be dependent upon the laws of the jurisdictions in which such real property is located. In addition, from time to time Canada experiences weaker economic conditions and housing markets than the United States which may adversely affect the value of real property and mortgages thereon. Thus, the Initial Mortgage Assets may be subject to a greater risk of default than comparable obligations secured by U.S. real property.

Canadian Legal Considerations

         A mortgagee (referred to in the Province of Quebec as a "hypothecary creditor") holding a mortgage (referred to in the Province of Quebec as a "hypothec") on a residential property located in the Province of Quebec may, when the mortgagor is in default and the mortgagee's claim is due and payable, take possession of such residential property in payment of its claim or have the property sold by judicial authority. Such mortgagee must notify the mortgagor at least 60 days prior to taking any action and register such notice at the appropriate registry office for the residential property before it may seek any remedies. If at the time the mortgagee's prior notice is registered the mortgagor has discharged at least one-half of the obligations secured by the mortgage, the mortgagee must obtain court authorization prior to exercising its remedy of taking the property in payment. Subsequent mortgagees or the mortgagor may, within the 60-day period following the registration of the mortgagee's notice, require the mortgagee to abandon its remedy of taking the property in payment and, instead, have the property sold by judicial authority. In order to exercise this right, a subsequent mortgagee must furnish a bond guaranteeing that the price at which the property will be sold at a judicial sale will satisfy in full the prior mortgagee's claim.

         Under Quebec law, until a mortgagor is notified of the transfer of the mortgagee's interest in the mortgage, the mortgagor or any third party, including a trustee in bankruptcy, may not be bound by such transfer. Furthermore, until such transfer is registered at the registry office where the mortgaged property is located, and a certified statement of registration is furnished to the mortgagor, the transferee's rights may be subject to the rights, title and interest of a subsequent assignee of the mortgage that has properly registered its interest therein and notified the mortgagor thereof.

         For residential properties outside the Province of Quebec, remedial proceedings in the nature of foreclosure or sale by power of sale may be taken to enforce the rights of a mortgagee when a mortgagor is in default, provided that there has been compliance with the laws of the local jurisdiction.

         Most provinces in Canada, including Quebec, have laws, public policy and general principles of equity relating to the protection of mortgagors. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on the Initial Mortgage Loans, may entitle mortgagors to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

Certain Risks Associated with the Bank

         The exchange of Old Preferred Shares for New Preferred Shares involves risks to the holders of New Preferred Shares with respect to the performance and capital levels of the Bank. An imminent failure to pay dividends on preferred shares of the Bank when due, a decline in the capital levels of the Bank or an act of the Superintendent could result in the New Preferred Shares being exchanged automatically for the Bank Preferred Shares. The Bank Preferred Shares would be an investment in the Bank and not in the Company. As a result of an Exchange Event, holders of the New Preferred Shares would become preferred shareholders of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been taken over by the Superintendent or proceedings for the winding-up of the Bank had been commenced. An Exchange Event includes the Superintendent electing to cause the Automatic Exchange. An investment in the Bank is also subject to certain risks that are distinct from the risks associated with an investment in the Company, including the general risks inherent in equity investments in depository institutions. In the event of a winding-up of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests, such as the Bank Preferred Shares. As a result, if the Bank were to be wound up, the holders of the New Preferred Shares likely would receive, if anything, substantially less than they would have received had the New Preferred Shares not been exchanged for the Bank Preferred Shares. If an Exchange Event occurs, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. The Bank's ability to pay dividends on the Bank Preferred Shares would also be subject to various restrictions under applicable regulations and certain contractual provisions. In addition, dividends on the Bank Preferred Shares owned by U.S. investors will generally be subject to Canadian nonresident withholding tax. The Bank currently has outstanding three series of cumulative First Preferred Shares and three series of non-cumulative First Preferred Shares. The Bank may not, without the approval of the holders of all such series and any future series, create or issue any shares ranking in priority to or pari passu therewith if any cumulative dividends have not been declared and paid or set aside for payment or any declared and unpaid non-cumulative dividends have not been paid or set aside for payment. Immediately prior to any failure by the Bank to declare and pay or set aside for payment, the New Preferred Shares will be automatically exchanged for Bank Preferred Shares. See "Canadian Federal Income Tax Considerations." Potential holders of the New Preferred Shares should carefully consider the foregoing.

Dividend and Other Regulatory Restrictions on Operations of the Company

         Because the Company and NB Finance are subsidiaries of the Bank, the Superintendent has the right to examine the Company and NB Finance and their respective activities. Under certain circumstances, including any determination that the Bank's relationship with the Company or NB Finance results in an unsafe and unsound banking practice, the Superintendent has the authority to restrict the ability of the Company or NB Finance to transfer assets, to engage in transactions with the Bank, to make distributions to their stockholders (including dividends to the holders of the New Preferred Shares, as described below), or to redeem shares of Preferred Stock. The Superintendent could also require the Bank to sever its relationship with or divest its ownership of the Company. Such actions could potentially result in the Company's failure to qualify as a REIT. In addition, as subsidiaries of the Bank, the Company and NB Finance are subject to supervision by U.S. bank regulators.

Tax Risks

         Adverse Consequences of Failure to Qualify as a REIT. The Company operates so as to qualify as a REIT under the Code. Although the Company believes that it will be owned and organized and will operate in such a manner, and Shearman & Sterling has rendered certain opinions, described under "United States Federal Income Tax Considerations" below, regarding the Company's qualification as a REIT, no transaction closely comparable to that contemplated herein has been the subject of any administrative pronouncement or judicial decision and no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control, and not addressed by the opinion of Shearman & Sterling, may affect the Company's ability to qualify as a REIT. Although the Company is not aware of any proposal in Congress to amend the tax laws in a manner that would materially and adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation or new regulations, or future administrative interpretations or court decisions, will not significantly change the tax laws with respect to qualification as a REIT or the United States federal income tax consequences of such qualification. The Company has issued shares of a series of cumulative, senior preferred stock with an aggregate liquidation preference of up to US$450,000 (the "Senior Preferred Stock") to meet the 100 person ownership requirement for REIT status.

         The Company is relying on the opinion of Shearman & Sterling, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. Such legal opinion is not binding on the Internal Revenue Service (the "IRS") or the courts and no assurance can be given that such opinion will not be challenged by the IRS.

         If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to United States federal income tax on its taxable income in the same manner as a regular, domestic corporation. As a result, the amount available for distribution to the Company's stockholders, including the holders of the New Preferred Shares, would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. The failure of the Company to qualify as a REIT would not necessarily give the Company the right to redeem the New Preferred Shares, nor would it give the holders of the New Preferred Shares the right to have their shares redeemed. See "Description of New Preferred Shares--Redemption."

         Notwithstanding the fact that the Company currently operates in a manner designed to enable it to qualify as a REIT, future economic, market, legal, tax and other considerations may cause the Board of Directors to determine that it is in the best interests of the Company and the holders of the Common Stock and the New Preferred Shares to revoke the

Company's REIT election. As long as any of the New Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. United States federal income tax law prohibits the Company from electing to be taxable as a REIT for the four taxable years following the year of such revocation.
See "United States Federal Income Tax Considerations."

         REIT Requirements with Respect to Stockholder Distributions. To qualify as a REIT under the Code, the Company is generally required each year to distribute as dividends to its stockholders at least 95% of its "REIT taxable income" (excluding capital gains). Failure to comply with this requirement would result in the Company being subject to tax at normal corporate rates. In addition, the Company would be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods. Under certain circumstances, the Superintendent may restrict the ability of the Company, as a subsidiary of the Bank, to make distributions to its stockholders. Such a restriction could result in the Company's failing to satisfy the REIT requirements with respect to stockholder distributions. See "--Dividend and Other Regulatory Restrictions on Operations of the Company."

         Redemption upon Occurrence of a Tax Event. At any time following the occurrence of a Tax Event on or after September 3, 2002, even if such Tax Event occurs prior to September 3, 2007, the Company will have the right to redeem the New Preferred Shares in whole but not in part, subject to the prior written approval of the Superintendent. The occurrence of a Tax Event will not, however, give the holders of the New Preferred Shares any right to have such shares redeemed. See "Description of New Preferred Shares--Redemption."

         Automatic Exchange upon Occurrence of an Exchange Event. Upon the occurrence of an Exchange Event, the outstanding New Preferred Shares will be exchanged automatically on a one-for-one basis for Bank Preferred Shares. See "Description of New Preferred Shares--Automatic Exchange." The Automatic Exchange will be a taxable event, and each holder of the New Preferred Shares will have a gain or loss, as the case may be, equal to the difference between the basis of such holder in the New Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. See "United States Federal Income Tax Considerations--Tax Treatment of Automatic Exchange."

         Changes in Tax Law. Under current tax law, payments on the Initial Mortgage Loans and the Initial Mortgage Assets are not subject to any imposition of withholding tax. There can be no assurance, however, that as a result of any change in any applicable law, treaty, rule or regulation or any interpretation thereof, the payments on the Initial Mortgage Loans or the Initial Mortgage Assets might not in the future become subject to withholding tax. In the event that any withholding tax is imposed on payments of interest on the Initial Mortgage Loans, neither NB Finance nor the Company will be entitled to receive additional amounts to compensate for such withholding tax and accordingly, such tax would reduce the amount available to make payments on the Initial Mortgage Assets. There can be no assurance that the remaining payments on the Initial Mortgage Assets would be sufficient to make timely payments of dividends on the New Preferred Shares.

         Ownership of the New Preferred Shares. If the possibility of the occurrence of the Automatic Exchange caused the Bank to be viewed from the date of issuance of the New Preferred Shares as the holder for U.S. federal income tax purposes of the New Preferred Shares, distributions on the New Preferred Shares would be subject to withholding of United States federal income tax at a 30 percent rate. The Company, as withholding agent, would be liable for the payment of such tax, which would reduce the amount available to pay dividends on the New Preferred Shares.

Relationship with the Bank and Its Affiliates; Conflicts of Interest

         The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock and administers the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement. The Bank also services Mortgage Loans on behalf of the Company under the Servicing Agreement. In addition, other than the Independent Directors, all of the officers and directors of the Company are also officers and/or directors of the Bank and/or affiliates of the Bank. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.

         The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including, without limitation, the issuance of the Initial Mortgage Assets; future acquisitions of Mortgage Assets from the Bank and/or affiliates of the Bank; servicing of Mortgage Loans (including the Initial Mortgage Loans); future dispositions of Mortgage Assets to the Bank or affiliates of the Bank; and the renewal, termination or modification of the Advisory Agreement or the Servicing Agreement. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank and/or its affiliates, on the other hand, be fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Assets or in connection with the servicing of Mortgage Loans. The requirement in the Charter that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy--Management Policies and Programs--Conflict of Interest Policies."

Dependence upon the Advisor and the Servicer

         The Company is dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of the officers and employees of the Advisor. See "Management." In addition, the Company is dependent upon the expertise of the Servicer for the servicing of Mortgage Loans. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement, and the Servicer may subcontract all or a portion of its obligations under the Servicing Agreement, to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing Mortgage Assets. In the event the Advisor or the Servicer subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide services. See "Management--The Advisor" and "Business and Strategy--Servicing."

Risk of Future Revisions in Policies and Strategies by Board of Directors

         The Board of Directors has established the investment policies and operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the New Preferred Shares. The ultimate effect of any change in the policies and strategies of the Company on a holder of the New Preferred Shares may be positive or negative. See "Business and Strategy--Management Policies and Programs."

No Third Party Valuation of the Mortgage Assets; No Arm's-Length Negotiations with Affiliates

         The Company and the Bank believe that the fair market value of the Initial Mortgage Assets was at least equal the amount (approximately US$477 million) that the Company paid for the Initial Mortgage Assets. However, no third party valuations were obtained for purposes of the Exchange Offer and there can be no assurance that the fair market value of the Initial Mortgage Assets did not differ from the amount that the Company paid for the Initial Mortgage Assets.

         In addition, it is not anticipated that any third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Assets even in circumstances where an affiliate of the Company is selling such Mortgage Assets to, or purchasing such Mortgage Assets from, the Company. Accordingly, although the Company and the Bank intend that future acquisitions or dispositions of Mortgage Assets will be on a fair market value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank or any of its affiliates in connection with future acquisitions or dispositions of Mortgage Assets will not differ from the fair market value of such Mortgage Assets.

                                   THE COMPANY

         The Company is a Maryland corporation created for the purpose of providing U.S. investors with the opportunity to invest in Canadian residential mortgages and other real estate assets. The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. At least 90% of the Company's Mortgage Assets consist of obligations that are recourse only to Mortgage Loans and that are secured by real property.

         Generally, the Company acquired its Mortgage Assets from the Bank and affiliates of the Bank. The Company may also from time to time, however, acquire Mortgage Assets from unrelated third parties. The Bank administers the day-to-day operations of the Company in its role as Advisor under the Advisory Agreement. All of the Common Stock is owned by the Bank. The Company will elect to be taxable as a REIT under the Code and will generally not be liable for United States federal income tax to the extent that it distributes its income to its stockholders and maintains its qualification as a REIT. For a further description of the operations of the Company, see "Business and Strategy," "Management," "Risk Factors" and "United States Federal Income Tax Considerations."

         The New Preferred Shares will be exchanged automatically on a one-for-one basis for the Bank Preferred Shares upon the occurrence of the Exchange Event. CONSEQUENTLY, THE NEW PREFERRED SHARES COULD BE REPLACED, WITHOUT ANY ACTION BY THE HOLDER THEREOF, BY THE BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE SUPERINTENDENT HAS TAKEN CONTROL OF THE BANK OR PROCEEDINGS FOR THE WINDING-UP OF THE BANK HAVE BEEN COMMENCED. See "Description of New Preferred Shares--Automatic Exchange."

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) as adjusted to reflect the sale of the Old Preferred Shares by the Company and the application of the net proceeds therefrom.


                                                                                             September 30, 1997
                                                                                          (In thousands, except
                                                                                                    share data)
Debt
Total long-term debt..........................................................................     US$      --
Stockholders' Equity
Preferred Stock, US$.01 par value per share; none authorized, issued and outstanding, actual; and 10,000,000 shares authorized, 300,000 shares
         issued and outstanding, as adjusted..................................................                3
Common Stock, US$.01 par value per share; 1,000 shares
         authorized, 100 shares issued and outstanding, actual and as adjusted................                 (1)
                                                                                                       --------
Additional paid-in capital....................................................................          483,335
Total stockholders' equity....................................................................          483,338(1)
Total Capitalization..........................................................................       US$483,338
                                                                                                     ==========

-----------------
(1)      The Company was formed with an initial capitalization of US$1,000.  Contemporaneously with the consummation of the Offering, the Bank made capital contributions to the Company equal to
         US$177,000,000 plus an amount sufficient to pay the Initial Purchaser's Discount of US$6,000,000 and the
         expenses of the Offering and the formation of the Company payable by the Company, estimated by the
         Company to be approximately US$750,000.  The additional paid-in capital of US$483,335,000 represents
         (i) the total capital contributions made by the Bank to the Company minus the aggregate Initial Purchaser's
         Discount and the expense of the Offering and the formation of the Company payable by the Company and
         (ii) the full US$300,000,000 of proceeds of the Offering minus the aggregate US$3,000 par value of the Old
         Preferred Shares.

                               THE EXCHANGE OFFER

General

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to 300,000 New Preferred Shares for a like number of Old Preferred Shares properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Preferred Shares.

         As of the date of this Prospectus, the aggregate number of the Old Preferred Shares outstanding is 300,000. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about          , 1997, to all
holders of Old Preferred Shares known to the Company. The Company's obligation to accept Old Preferred Shares for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

         The Old Preferred Shares were issued on September 3, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Preferred Shares may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

         In connection with the issuance and sale of the Old Preferred Shares, the Company entered into the Registration Rights Agreement, which requires (i) the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 150 days after the date of issuance of the Old Preferred Shares, (ii) the Company to use its best efforts to cause the registration relating to the Exchange Offer to become effective under the Securities Act not later than 180 days after the date of issuance of the Old Preferred Shares and (iii) the Exchange Offer to be consummated not later than 30 days after the date of the effectiveness of the Registration Statement (or, if the Company is not permitted to effect the Exchange Offer, to use its best efforts to cause to become effective as promptly as practicable a shelf registration statement with respect to resales of the Old Preferred Shares). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

         The Exchange Offer is being made by the Company to satisfy certain of its obligations under the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Preferred Shares are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Preferred Shares are held of record by The

Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Preferred Shares. Holders of Old Preferred Shares who do not tender their Old Preferred Shares or whose Old Preferred Shares are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Preferred Shares.

Terms of the Exchange

         The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, each New Preferred Share for each Old Preferred Share. The terms of the New Preferred Shares are identical in all material respects to the terms of the Old Preferred Shares for which they may be exchanged pursuant to this Exchange Offer, except that the New Preferred Share will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. See "Description of New Preferred Shares."

         The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Preferred Shares being tendered for exchange.

         The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letters, and there can be no assurance that the Commission would make a similar determination with respect to the New Preferred Shares. Based on these interpretations by the staff of the Commission, the Company believes that New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for sale, resold and otherwise transferred by any holder of such New Preferred Shares (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Shares are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Shares and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such New Preferred Shares. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. See "--Resale of New Preferred Shares" and "Plan of Distribution."

         Dividends on the New Preferred Shares, if, when and as authorized and declared by the Board of Directors, shall accrue from the next business day after the last day of the last quarterly period on which dividends were paid on the Old Preferred Shares so surrendered.

         Tendering holders of the Old Preferred Shares shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Preferred Shares pursuant to the Exchange Offer.

Expiration Date; Extension; Termination; Amendment

         The Exchange Offer will expire at 5:00 p.m., New York City time, on
       , 1997 (the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Preferred Shares, by giving oral or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Preferred Shares previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.

         The Company expressly reserves the right to (i) terminate the Exchange Offer and not to accept for exchange any Old Preferred Shares not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Preferred Shares, whether before or after any tender of the Old Preferred Shares. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Preferred Shares as promptly as practicable.

         For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Preferred Shares for the Old Preferred Shares on the Exchange Date.

Procedures for Tendering Old Preferred Shares

         The tender to the Company of Old Preferred Shares by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

         A holder of Old Preferred Shares may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Preferred Shares being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

         The method of delivery of Old Preferred Shares, Letters of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Old Preferred Shares or Letters of Transmittal should be sent to the Company.

         If tendered Old Preferred Shares are registered in the name of the signer of the Letter of Transmittal and the New Preferred Shares to be issued in exchange therefor are to be issued (and any untendered Old Preferred Shares are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Preferred Shares), the signature of such signer need not be guaranteed. In any other case, the tendered Old Preferred Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the New Preferred Shares and/or Old Preferred Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the preferred stock register for the Old Preferred Shares, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         The Exchange Agent will establish accounts with respect to the Old Preferred Shares at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Preferred Shares by causing such book-entry transfer facility to transfer such Old Preferred Shares into the Exchange Agent's account with respect to the Old Preferred Shares in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Preferred Shares may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Preferred Shares to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below, on or prior to the Expiration Date, a letter by hand or mail, or sent by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Preferred Shares are registered and, if possible, the certificate numbers of the Old Preferred Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Preferred Shares in proper form for transfer (or a confirmation of book-entry transfer of such Old Preferred Shares into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Preferred Shares being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

         A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly executed Letter of Transmittal accompanied by the Old Preferred Shares is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Preferred Shares in exchange for Old Preferred Shares tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Preferred Shares (or a confirmation of book-entry transfer of such Old Preferred Shares into the Exchange Agent's account at the book-entry transfer facility).

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal or Old Preferred Shares tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Preferred Shares not properly tendered and not to accept any particular Old Preferred Shares for exchange which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities as to any particular Old Preferred Shares or conditions of the Exchange Offer either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Preferred Shares in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Shares for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Preferred Shares for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Preferred Shares, such Old Preferred Shares must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Preferred Shares.

         If the Letter of Transmittal or any Old Preferred Shares or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         By tendering, each holder will represent to the Company that, among other things, (a) New Preferred Shares acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Preferred Shares, whether or not such person is the holder, (b) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Shares and
(c) neither the holder nor any such other person is an "affiliate" of the Company as defined under Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Any holder of Old Preferred Shares using the Exchange Offer to participate in a distribution of the New Preferred Shares (i) cannot rely on the position of the staff of the Commission enunciated in its interpretive letter with respect to Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         Each broker-dealer that receives New Preferred Shares for its own account in exchange for Old Preferred Shares where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. See "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Old Preferred Shares for exchange (the "Transferor") exchanges, assigns and transfers the Old Preferred Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Preferred Shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old

Preferred Shares and to acquire New Preferred Shares issuable upon the exchange of such tendered Old Preferred Shares, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Preferred Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Shares or transfer ownership of such Old Preferred Shares on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Preferred Shares by the Company and the issuance of New Preferred Shares in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         The Transferor certifies that neither it, nor the person receiving the New Preferred Shares, whether or not such person is the Transferor, (a) is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (b) is acquiring the New Preferred Shares offered hereby in the ordinary course of such Transferor's business and (c) has an arrangement with any person to participate in the distribution of such New Preferred Shares. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Preferred Shares. Each Transferor which is a broker-dealer receiving New Preferred Shares for its own account must represent that the Old Preferred Shares to be exchanged for New Preferred Shares were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. By so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of up to six months after the Expiration Date, make copies of this Prospectus available to any broker-dealer or other persons, if any, subject to similar prospectus delivery requirements, for use in connection with any such resale.

Withdrawal Rights

         Tenders of Old Preferred Shares may be withdrawn at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Preferred Shares to be withdrawn (the "Depositor"), (ii) identify the Old Preferred Shares to be withdrawn (including the certificate number), (iii) specify the number of Old Preferred Shares to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Preferred Shares exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred Shares were tendered or as otherwise described above (including any required signature guarantees) and (vi) specify the name in which any such Old Preferred Shares are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Preferred Shares promptly following receipt of notice of withdrawal. If Old Preferred Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Preferred Shares or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

         Any Old Preferred Shares so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Preferred Shares which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Preferred Shares tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Preferred Shares will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Shares may be retendered by following one of the procedures described under "--Procedures for Tendering Old Preferred Shares" above at any time on or prior to the Expiration Date.

Acceptance of Old Preferred Shares for Exchange; Delivery of New Preferred
Shares

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, on the Exchange Date, all Old Preferred Shares properly tendered and will issue the New Preferred Shares promptly after such acceptance. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Preferred Shares for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         For each Old Preferred Share accepted for exchange, the holder of such Old Preferred Share will receive a New Preferred Share.

         In all cases, issuance of New Preferred Shares for Old Preferred Shares that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Preferred Shares or a timely book-entry confirmation of such Old Preferred Shares into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Preferred Shares are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Preferred Shares are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Preferred Shares will be returned without expense to the tendering holder thereof (or, in the case of Old Preferred Shares tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Preferred Shares will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

Certain Conditions to the Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Preferred Shares in exchange for, any Old Preferred Shares and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Preferred Shares for exchange or the exchange of the New Preferred Shares for such Old Preferred Shares, any of the following events occur:

                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

                  (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Preferred Shares or the New Preferred Shares or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

                  (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

                  (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

                  (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

                  (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Preferred Shares; or

                   (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

         The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Preferred Shares upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Preferred Shares). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Preferred Shares.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

         In addition, the Company will not accept for exchange any Old Preferred Shares tendered, and no New Preferred Shares will be issued in exchange for any such Old Preferred Shares, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part. In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

         The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered for exchange.

Exchange Agent

         The Bank of Nova Scotia Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

By Hand/Overnight Courier:                         By Mail:
The Bank of Nova Scotia                            The Bank of Nova Scotia
Trust Company of New York                          Trust Company of New York
One Liberty Plaza, 23rd Floor                      One Liberty Plaza, 23rd Floor
New York, New York 10006                           New York, New York 10006
Attn:  Reorganization Section                      Attn:  Reorganization Section

                          By Facsimile: (212) 225-5436
                          By Telephone: (212) 225-5422

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN THE ONES SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Fees and Expenses

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Preferred Shares and in handling or forwarding tenders for their customers.

         The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to
be approximately US$         , which includes fees and expenses of the Exchange
Agent, registration fees, accounting, legal, printing and related fees and expenses.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Shares in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Transfer Taxes

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Preferred Shares pursuant to the Exchange Offer. If, however, certificates representing New Preferred Shares are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Preferred Shares tendered, or if tendered Old Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Shares pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

         The New Preferred Shares will be recorded at the carrying value of the Old Preferred Shares as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Preferred Shares for Old Preferred Shares. Expenses incurred in connection with the issuance of the New Preferred Shares will be amortized over the term of the New Preferred Shares.

Consequences of Failure to Exchange

         Holders of Old Preferred Shares who do not exchange their Old Preferred Shares for New Preferred Shares pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Shares as set forth in the legend thereon. Old Preferred Shares not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Preferred Shares may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Preferred Shares under the Securities Act.

         Participation in the Exchange Offer is voluntary, and holders of Old Preferred Shares should carefully consider whether to participate. Holders of the Old Preferred Shares are urged to consult their financial and tax advisors in making their decision with respect to tendering.

         As a result of the making of, and upon acceptance for exchange of all validly tendered Old Preferred Shares pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Preferred Shares who do not tender their Old Preferred Shares in the Exchange Offer will continue to hold such Old Preferred Shares and will not be entitled to any rights under the Registration Rights Agreement that, by their terms, terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. To the extent that Old Preferred Shares are tendered and accepted in the Exchange Offer, the trading market for untendered Old Preferred Shares could be adversely affected.

Resale of New Preferred Shares

         The Company is making the Exchange Offer in reliance on the position of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that the New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for resale, resold and otherwise transferred by a holder (other than any Holder that is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the New Preferred Shares to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Preferred Shares from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) will not be entitled to tender its Old Preferred Shares in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Preferred Shares that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Preferred Shares. Each such broker-dealer that receives New Preferred Shares for its own account in exchange for Old Preferred Shares, where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Preferred Shares. See "Plan of Distribution."

         In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Preferred Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                              BUSINESS AND STRATEGY

General

         The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company acquired the Initial Mortgage Assets for an aggregate purchase price of approximately US$477 million. See "Certain Transactions Constituting the Formation--The Formation."

         In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company consist of the Initial Mortgage Assets and other real estate assets that are of the type set forth in Section 856(c)(6)(B) of the Code. See "United States Federal Income Tax Considerations."

Dividend Policy

         The Company expects to pay an aggregate amount of dividends with respect to its outstanding shares of stock equal to not less than 100% of the Company's "REIT taxable income" (excluding capital gains). In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (excluding capital gains) to stockholders. The Company anticipates that none of the dividends on the New Preferred Shares and none or no material portion of the dividends on the Common Stock will constitute non-taxable returns of capital.

         Dividends will be authorized and declared at the discretion of the Board of Directors after considering the Company's distributable funds and financial requirements, tax considerations and other factors. There are, however, several limitations on the Company's ability to pay dividends on the Common Stock (none of which should adversely affect the legal right of the Company to pay dividends on the New Preferred Shares). First, under the Company's current dividend policy, the Company may not make any distribution in respect of the Common Stock to the extent that, after taking into account such proposed distribution, total cash or property distributions on the Company's outstanding shares of Preferred Stock and Common Stock in any year would exceed 105% of the Company's "REIT taxable income" (excluding capital gains) for that year, plus net capital gains of the Company for that year. This policy regarding the limitation on payment of dividends on the Common Stock may not be modified without the approval of a majority of the Independent Directors. Second, if the Company fails to authorize and declare and pay the stated dividend on the New Preferred Shares in any dividend period, the Company may not pay any dividends with respect to the Common Stock until such time as dividends on all outstanding New Preferred Shares have been (i) authorized and declared and paid for three consecutive dividend periods and (ii) authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for the fourth consecutive dividend period. See "Description of New Preferred Shares--Dividends." Third, the Maryland General Corporation Law ("MGCL") provides that dividends may be paid on the stock of a corporation only if, after payment of the distribution, (i) the corporation would be able to pay its indebtedness as such indebtedness becomes due in the usual course of business and (ii) the corporation's total assets would not be less than the sum of its total liabilities plus, unless the corporation's charter provides otherwise (which the Charter does), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of stockholders whose rights on dissolution are superior to those receiving the distribution. It is possible that these limitations on the Company's ability to pay dividends on the Common Stock could affect the ability of the Company to qualify as a REIT under the Code. See "United States Federal Income Tax Considerations--Taxation of the Company."

Liquidity and Capital Resources

         The Company's principal liquidity needs are to pay quarterly dividends on the New Preferred Shares, to pay fees and expenses of the Advisor and the Servicer, and to pay franchise fees and expenses of other advisors, if any, to the Company. To the extent that the cash flow from its Mortgage Assets exceeds those amounts, the excess will be used to fund the acquisition of additional Mortgage Assets and make distributions on the Common Stock. The Company does not have any other material expenditures. The Company believes that the amounts generated from the payment of interest and principal on the Initial Mortgage Loans will enable full payments to be made on the Initial Mortgage Assets and that such payments will provide the Company with sufficient funds to meet its operating expenses and to pay dividends in accordance with the requirements to qualify as a REIT under the Code.

General Description of Mortgage Assets; Investment Policy

         Initial Mortgage Assets. The Company's assets currently consist solely of obligations issued by NB Finance that are recourse only to the Initial Mortgage Loans and that are secured by real property (the "Initial Mortgage Assets"). See "--Description of the Initial Mortgage Assets."

         Mortgage Loans. While no Mortgage Loans are included in the Initial Mortgage Assets, the Company may from time to time acquire Mortgage Loans from the Bank or other NHA-Approved Lenders. Mortgage Loans will consist of CMHC insured residential first mortgages. See "--Description of the Initial Mortgage Loans."

         Residential Mortgage Loans. While no residential mortgages are included in the Initial Mortgage Assets, the Company may from time to time acquire individual residential mortgages other than Mortgage Loans ("Residential Mortgage Loans"). These Residential Mortgage Loans are expected to meet the requirements for sale to governmental or private mortgage conduit programs or other investors in the secondary mortgage market. While Mortgage Loans benefit from CMHC insurance, there can be no assurance that any Residential Mortgage Loans acquired by the Company will be similarly protected.

         Mortgage-Backed Securities. While no Mortgage-Backed Securities are included in the Initial Mortgage Assets, the Company may from time to time acquire fixed-rate or variable-rate Mortgage-Backed Securities representing interests in pools of mortgage loans such as a NHA

Mortgage-Backed Security ("NHA MBS") that evidences an undivided interest in a pool of first mortgages originated by certain approved financial institutions in Canada and insured by CMHC. A portion of any NHA MBS that the Company purchases may have been originated by the Bank by exchanging pools of Mortgage Loans for the Mortgage-Backed Securities. The Company does not intend to acquire any interest-only, principal-only or similar speculative Mortgage-Backed Securities.

         Commercial Mortgage Loans. While no Commercial Mortgage Loans are included in the Initial Mortgage Assets, the Company may from time to time acquire Commercial Mortgage Loans secured by industrial and warehouse properties, recreational facilities, office buildings, retail space and shopping malls, hotels and motels, nursing homes or senior living centers. The Company's current policy is not to acquire any interest in a Commercial Mortgage Loan if Commercial Mortgage Loans would constitute more than 5% of the total book value of the Company's Mortgage Assets immediately following such acquisition. Unlike Mortgage Loans and Residential Mortgage Loans, Commercial Mortgage Loans generally lack standardized terms. Commercial Mortgage Loans may also not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations. There is no requirement regarding the percentage of any commercial real estate property that must be leased at the time the Company acquires a Commercial Mortgage Loan secured by such commercial real estate property, and there is no requirement that Commercial Mortgage Loans have third party guarantees.

         Commercial Mortgage Loans will not be CMHC insured and the credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance Commercial Mortgage Loans at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted Commercial Mortgage Loans are generally subject to a number of complicating factors, including environmental considerations, which are generally not present in foreclosures of Residential Mortgage Loans.

         Partnership Interests. While no partnership interests are included in the Initial Mortgage Assets, the Company may from time to time acquire limited partnership interests in partnerships the only activities of which are the purchase and ownership of Mortgage Loans ("Partnership Interests").

         Other Real Estate Assets. The Company may invest up to 10% of the total value of its portfolio in assets eligible to be held by REITs other than those described above. Such assets could include cash, cash equivalents and securities, including shares or interests in other REITs.

Description of the Initial Mortgage Assets

         The Company acquired the Initial Mortgage Assets pursuant to the terms of a loan agreement with NB Finance (the "NB Finance Loan Agreement"). Each Initial Mortgage Asset is recourse only to the Initial Mortgage Loans securing such Initial Mortgage Asset and is secured by real property located primarily in Quebec. The Initial Mortgage Assets consist of a series of loans with maturities ranging from January 2000 to July 2001. The principal amount of the Initial Mortgage Assets equal approximately US$477 million. The Initial Mortgage Assets pay interest at rates ranging from 6.90% to 9.77%, with an average rate of approximately 8.40% per annum.

         The following table summarizes the Initial Mortgage Assets:

                             Initial Mortgage Assets

  Outstanding             Maturity          Interest             Monthly
    Amount                  Date             Rate*          Interest Payments

     US$  24,175,420      Jan. 2000          6.895%               US$    136,954
          23,250,351      Jan. 2000          7.471%                      142,550
          48,236,245      Jan. 2000          8.047%                      318,171
          16,364,955      Jan. 2000          8.622%                      115,524
          43,894,121      July 2000          6.895%                      248,660
          29,713,817      July 2000          7.471%                      182,178
           7,246,742      July 2000          8.622%                       51,156
           9,511,225      July 2000          8.047%                       62,737
          33,305,900      Jan. 2001          9.198%                      250,531
          46,882,784      Jan. 2001          9.774%                      374,309
           5,257,516      Jan. 2001          8.047%                       34,679
           6,342,462      Jan. 2001          8.622%                       44,773
          22,146,227      July 2001          8.047%                      146,079
         104,830,848      July 2001          8.622%                      740,026
          23,008,093      July 2001          9.198%                      173,070
          32,421,747      July 2001          9.774%                      258,853

     US$ 476,588,453                         8.404%                US$ 3,280,250

---------------
*   All rates quoted on a 30/360 semiannual basis

         Payments of interest are made monthly out of payments on the Initial Mortgage Loans. Pursuant to an agreement between the Company and NB Finance (the "Mortgage Loan Assignment Agreement"), the Company receives all scheduled payments made on the Initial Mortgage Loans, retains a portion of any such payments equal to the amount due and payable on the Initial Mortgage Assets and remits the balance, if any, to NB Finance. The Company also retains a portion of any prepayments of principal in respect of the Initial Mortgage Loans equal to the proportion of such prepayments that the outstanding principal amount of the Initial Mortgage Loans bears to the outstanding principal amount of the Initial Mortgage Assets, which amount would be applied to reduce the outstanding principal amount of the Initial Mortgage Assets. Repayment of the Initial Mortgage Assets is secured by an assignment of the Initial Mortgage Loans to the Company pursuant to the Mortgage Loan Assignment Agreement, which will be governed by the laws of Bermuda. The assignment of the Initial Mortgage Loans by NB Finance to the Company is without recourse. The Company has a security interest in the real property securing the Initial Mortgage Loans and, subject to fulfilling certain procedural requirements under applicable Canadian law, is entitled to enforce payment on the Initial Mortgage Loans in its own name if a mortgagor should default thereon. In the event of such a default, the Company has the same rights as NB Finance to force a sale of the mortgaged property and satisfy the obligations of NB Finance out of the proceeds. In the event of a default in respect of an Initial Mortgage Loan, the amount of the Initial Mortgage Assets will be reduced by an amount equal to the portion thereof allocable to defaulting mortgage. The Initial Mortgage Loans are administered by the Servicer, as agent of the Company, and the Company has the right to perfect its security interest in the Initial Mortgage Loans by notice and registration. Following repayment of the Initial Mortgage Assets, the Company will reassign any outstanding Initial Mortgage Loans (without recourse) and deliver them to, or as directed by, NB Finance. All payments in respect of the Initial Mortgage Loans are made in Canadian dollars. The amounts due on the Initial Mortgage Assets are retained by the Company free and clear of and without withholding or deduction for or on account of any present or future taxes imposed by or on behalf of Bermuda or any political subdivision thereof or therein.

Management Policies and Programs

         In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors has, however, adopted certain policies to guide the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the New Preferred Shares. See also "--Dividend Policy."

         Asset Acquisition and Disposition Policies. The Company may, from time to time, use payments of interest and principal in respect of its Mortgage Assets to purchase additional Mortgage Assets and may also purchase additional Mortgage Assets out of the proceeds from the issuance of additional shares of Preferred Stock or the contribution of additional capital by the Bank; provided, however, that (i) to the extent that the investment of such payments or proceeds occurs prior to the consummation of the Exchange Offer, such payments or proceeds will be invested in Canadian or U.S. government guaranteed, mortgage-backed certificates and other Canadian or U.S. government obligations which will be purchased on the open market or from entities unaffiliated with the Bank or the Company or banks that are not affiliated with the Bank and (ii) in the event that the New Preferred Shares are not treated as "publicly-offered securities" as of the date on which the Exchange Offer is consummated, then during the period commencing on such date and ending on the date on which the New Preferred Shares become "publicly-offered securities," any investment by the Company in any Mortgage Assets in a transaction with the Bank and/or affiliates of the Bank will be made only upon the decision of the Independent Fiduciary. The Company has acquired all or substantially all of such Mortgage Assets from the Bank and/or affiliates of the Bank, on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties. The Company may also from time to time, however, acquire Mortgage Assets from unrelated third parties. As of the date of this Prospectus, the Company has not entered into any agreements with any third parties with respect to the purchase of Mortgage Assets. Other than with respect to the temporary investment of payments of interest and principal on its Mortgage Assets, the Company anticipates that it would purchase Mortgage Assets from unrelated third parties only if neither the Bank nor any affiliate of the Bank had an amount or type of Mortgage Assets sufficient to meet the requirements of the Company.

         At least 90% of the Company's portfolio will consist of the Initial Mortgage Assets and obligations which are comparable to the Initial Mortgage Assets. The Company may, however, invest in other assets eligible to be held by REITs. The Company's current policy prohibits the acquisition of an interest in any Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities or a Partnership Interest) which is delinquent in the payment of principal or interest at the time of proposed acquisition.

         Capital and Leverage Policies. To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, or retention of cash flow (after consideration of the provisions of the Code requiring the distribution by a REIT of a certain percentage of its income annually and taking into account taxes that would be imposed on the Company's undistributed taxable income), or a combination of these methods. The Company will have no debt outstanding following consummation of the Exchange Offer and its ability to incur any indebtedness in the future will be extremely limited.

         In order to qualify as a REIT, the Company has issued Senior Preferred Shares with an aggregate liquidation preference of up to US$450,000. Except for such Senior Preferred Shares, the Company may not issue additional shares of Preferred Stock senior to the New Preferred Shares either in the payment of dividends or in the distribution of assets in liquidation, without the consent of holders of at least two-thirds of the outstanding shares of Preferred Stock at that time, including the New Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the New Preferred Shares either in the payment of dividends or in the distribution of assets in liquidation without the approval of a majority of the Independent Directors. The Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank equal to the sum of 59% of the aggregate offering price of such additional Preferred Stock and the Company's expenses in connection with the issuance of such additional shares of Preferred Stock. Prior to its issuance of additional shares of Preferred Stock, the Company will take into consideration the Bank's regulatory capital requirements and the cost of raising and maintaining that capital at the time.

         Credit Risk Management Policies. The Company intends that each Mortgage Loan, if any, acquired from the Bank, an affiliate of the Bank, or an unrelated third party in the future will represent a first lien position, will be covered by valid CMHC insurance and will be originated in the ordinary course of the originator's real estate lending activities based on the underwriting standards generally applied (at the time of origination) for the originator's own account. The Company also expects that all Mortgage Loans held by the Company directly or indirectly will be serviced pursuant to the Servicing Agreement, or a similar agreement which requires servicing in conformity with accepted secondary market standards, with any servicing guidelines promulgated by the Company and with relevant government agency guidelines and procedures.

         Conflict of Interest Policies. Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, the Company's acquisition of Mortgage Assets from, or disposition of Mortgage Assets to, the Bank or its affiliates and the renewal, termination or modification of the Advisory Agreement or the Servicing Agreement. It is the Company's policy that the terms of any dealings with the Bank and its affiliates will be consistent with those available from third parties. In addition, neither the Advisory Agreement nor the Servicing Agreement may be renewed, terminated or modified by the Company without the approval of a majority of the Independent Directors.

         Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with a borrower. Conflicts could also arise in connection with actions taken by the Bank as a controlling stockholder in the Company. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or its affiliates, on the other hand, including, without limitation, the Servicing Agreement, be fair to all parties and consistent with market terms for such types of transactions. The Servicing Agreement provides that foreclosures and dispositions in connection with Mortgage Loans will be performed with a view toward maximizing the recovery by the Company of amounts due on its Mortgage Assets and the Servicer will be required to service Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or any of its other affiliates. The requirement in the terms of the New Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that any such dealings will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

         There are no provisions in the Charter limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, the Bank and its affiliates have direct interests in transactions with the Company (including without limitation the issuance of Mortgage Assets to the Company); however, none of the officers or directors of the Company will have any interests in such Mortgage Assets.

         Other Policies. The Company operates in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended, including by investing primarily in mortgages and other interests in and liens on real estate.

         The Company intends to distribute to stockholders annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Charter provides that following the consummation of the Exchange Offer the Company shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for as long as any of the New Preferred Shares are outstanding.

         The Company makes investments and operates its business at all times in such a manner as to comply with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors, subject to approval by a majority of the Independent Directors, to determine that it is in the best interests of the Company and its stockholders to revoke the Company's REIT status.

Description of the Initial Mortgage Loans

         Information with respect to the Initial Mortgage Loans is presented as of August 8, 1997.

         The detailed information set forth in this Prospectus with respect to the Initial Mortgage Loans applies only to the mortgages purchased by NB Finance.

         The Initial Mortgage Loans consist of first mortgages originated by the Bank or acquired by the Bank from other CMHC approved lenders and are secured by real property located in Canada, primarily in Quebec. See "Risk Factors--All of the Real Property Securing the Initial Mortgage Assets is Located Outside of the United States."

         Payments on the Initial Mortgage Loans are due monthly in arrears on the 1st day of each month through July 2001 or such earlier date on which payment in full of the Initial Mortgage Loans is made (the "Final Payment Date") or, if the 1st day of a month is not a business day, on the first business day following the 1st day of such month (a "Monthly Payment Date"). Payments of interest and principal on the Initial Mortgage Loans are made in Canadian dollars.

         The Initial Mortgage Loans mature monthly beginning in 1999 and bear interest at rates ranging from approximately 6.0% to 8.99% with an average interest rate of 7.53% per annum. The Final Payment Date may occur at an earlier date if final payment on the Initial Mortgage Loans occurs earlier than such date, because of unscheduled prepayments.

         The following table summarizes the Initial Mortgage Loans:

                                               Initial Mortgage Loans

    Outstanding          Maturity        Min.      Max.           Avg.        Min.         Max.         Avg.       Number
      Amount*            --------        ----      ----           ----        ----         ----         ----     of Loans
   ----------------                                                                                               --------
                                      Interest rate**                      Remaining Term (months)
                                      ---------------                      -----------------------
     $  42,004,792      Jan. 2000       6.000%       6.499%      6.225%       24.00        29.00        28.15           644
        40,397,485      Jan. 2000       6.500%       6.999%      6.772%       24.00        29.00        27.79           547
        83,810,476      Jan. 2000       7.000%       7.499%      7.166%       24.00        29.00        27.57         1,318
        28,434,108      Jan. 2000       7.500%       7.999%      7.791%       24.00        29.00        25.38           411
        76,266,035      July 2000       6.000%       6.499%      6.199%       30.00        35.00        32.80         1,083
        51,627,757      July 2000       6.500%       6.999%      6.639%       30.00        35.00        33.42           848
        12,591,214      July 2000       7.500%       7.999%      7.608%       30.00        35.00        32.03           166
        16,525,754      July 2000       7.000%       7.499%      7.188%       30.00        35.00        30.84           251
         9,134,934      Jan. 2001       7.000%       7.499%      7.234%       36.00        41.00        39.50           130
        11,020,027      Jan. 2001       7.500%       7.999%      7.776%       36.00        41.00        39.14           135
        57,869,002      Jan. 2001       8.000%       8.499%      8.287%       36.00        41.00        38.85           697
        81,458,837      Jan. 2001       8.500%       8.999%      8.718%       36.00        41.00        38.17         1,266
        38,479,070      July 2001       7.000%       7.499%      7.299%       42.00        47.00        44.84           417
       182,143,599      July 2001       7.500%       7.999%      7.768%       42.00        47.00        44.81         2,561
        39,976,562      July 2001       8.000%       8.499%      8.204%       42.00        47.00        45.17           546
        56,332,785      July 2001       8.500%       8.999%      8.523%       42.00        47.00        45.89         1,081


     $ 828,072,438                      7.310%       7.809%      7.526%       34.34        39.34        37.32        12,101

-----------------------
*        All amounts quoted in Canadian $

**       All rates quoted on a 30/360 semiannual basis

         All of the Initial Mortgage Loans were originated in accordance with underwriting policies customarily employed by the Bank, or with underwriting policies acceptable to the Bank. As is generally the case in the Canadian residential mortgage business, the Bank's underwriting policies are derived from CMHC approved underwriting criteria, and they focus on the borrower's ability to repay the mortgage loan and the adequacy of the proposed security.

         As a CMHC approved lender, the Bank has access to the National Housing Act (NHA) mortgage insurance program. All of the Initial Mortgage Loans are insured by CMHC pursuant to that program. The bulk of those loans were insured at origination. Whether a loan is insured at origination or through the CMHC portfolio insurance program, the insurance is valid until the expiration of the loan.

         All of the Initial Mortgage Loans are balloon mortgages. Balloon mortgages are the most prevalent type of mortgage offered by Canadian mortgage lenders. At the expiration of the term, the mortgage is generally renewed, based on then current market conditions, for a new term. Although the Bank offers terms varying from 3 months to 10 years, terms exceeding 5 years are relatively rare. Moreover, although the Bank offers monthly, semi-monthly and weekly pay mortgages, all of the Initial Mortgage Loans are monthly pay mortgages. In general, loans are amortized over a period not exceeding 25 years.

         The Initial Mortgage Loans provide for limited prepayment rights. For example, typically up to 10% of the original principal amount of an Initial Mortgage Loan may be prepaid without penalty. Moreover, an Initial Mortgage Loan may also be prepaid without penalty if the mortgaged property is sold and the mortgagor enters into a new mortgage with the same terms and conditions as the Initial Mortgage Loan. In most other circumstances, prepayments or renegotiations of either the interest rate or the term of an Initial Mortgage Loan will be subjected to prepayment penalties. During the first three years following the most recent interest adjustment date, such penalties are tantamount to a yield maintenance clause. After three years, such penalties will be limited to three months of interest.

         On the date of purchase, the Initial Mortgage Loans have an aggregate principal amount of approximately C$828 million (US$596 million) and a fair market value of approximately C$848 million (US$610 million). The Initial Mortgage Loans mature monthly beginning in 1999, with an average maturity of approximately September 2000.

Servicing

         The Initial Mortgage Loans, and certain other Mortgage Loans, are serviced by the Bank pursuant to the terms of the Servicing Agreement. The Bank in its role as servicer under the terms of the Servicing Agreement is herein referred to as the "Servicer." The Servicer receives a fee equal to 0.25% per annum on the principal balances of the loans serviced. Payment of such fees is subordinated to payments of dividends on the New Preferred Shares.

         The Servicing Agreement requires the Servicer to service Mortgage Loans in a manner generally consistent with normal mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans, with any servicing guidelines promulgated by the Company and with relevant government agency guidelines and procedures. The Servicing Agreement requires the Servicer to service Mortgage Loans solely with a view toward the interests of the Company and without regard to the interests of the Bank or any of its other affiliates (including NB Finance). The Servicer collects and remits principal and interest payments, administers mortgage escrow accounts, submits and pursues mortgage insurance claims and supervises foreclosure proceedings on any Mortgage Loans it services. The Servicer also provides accounting and reporting services with respect to such Mortgage Loans. The Servicing Agreement requires the Servicer to follow such collection procedures as are customary in normal mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans. The Servicer may from time to time subcontract all or a portion of its servicing obligations under the Servicing Agreement to a third party subject to the prior written approval of the Company. The Servicer will not, in connection with subcontracting any of its obligations under the Servicing Agreement, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under the Servicing Agreement.

         The Servicer is required to pay all expenses related to the performance of its duties under the Servicing Agreement. The Servicer is required to make advances of taxes and required insurance premiums that are not collected from mortgagors with respect to any Mortgage Loan serviced by it, unless it determines that such advances are nonrecoverable from the mortgagor, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, the Servicer generally will be reimbursed prior to the Company being reimbursed out of the payments with respect to such Mortgage Loan. The Servicer also is entitled to reimbursement for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans serviced by it and in connection with the restoration of mortgaged property. The Servicer is responsible to the Company for any loss suffered as a result of the Servicer's failure to make and pursue timely claims or as a result of actions taken or omissions made by the Servicer which cause the policies to be cancelled by the insurer. Subject to approval by the Company, the Servicer may institute foreclosure proceedings, exercise any power of sale contained in any Mortgage Loan or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the Servicing Agreement. The Servicer does not, however, have the authority to conclude contracts in the name of the Company.

         The Company may terminate the Servicing Agreement upon the occurrence of one or more events specified in the Servicing Agreement. Such events relate generally to the Servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. In addition, the Company may also terminate the Servicing Agreement without cause upon 60 days' notice and payment of a termination fee equal to the product of 0.0002% of the then current aggregate unpaid principal balance of the Mortgage Loans and the number of months remaining until the first anniversary of the Servicing Agreement. The termination fee will be based on the aggregate outstanding principal amount of the Mortgage Loans then serviced under the Servicing Agreement. As long as any of the New Preferred Shares remain outstanding, the Company may not renew, terminate, or modify the Servicing Agreement without the approval of a majority of the Independent Directors.

         As is customary in the mortgage loan servicing industry, the Servicer is entitled to retain any late payment charges, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. The Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and, to the extent permitted by law, from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it.

         When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the Servicer is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations thereunder. Upon any assumption of a Mortgage Loan by a transferee, a nominal fee is typically required, which sum will be retained by the Servicer as additional servicing compensation.

Employees

         The Company has six employees. Information regarding the executive officers of the Company is provided below under "Management--Directors and Executive Officers." The Company does not anticipate that it will require any additional employees because it retains the Advisor to perform certain functions pursuant to the Advisory Agreement as described below under "Management--The Advisor." Each employee of the Company currently is also an officer and/or director of the Bank and/or affiliates of the Bank. The Company maintains corporate records and audited financial statements that are separate from those of the Bank and of any of the Bank's affiliates.

Competition

         The Company does not engage in the business of originating Mortgage Assets. While the Company will purchase additional Mortgage Assets, it anticipates that such Mortgage Assets will be purchased from the Bank and/or affiliates of the Bank. Accordingly, the Company does not compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Assets.

Legal Proceedings

         The Company is not the subject of any material litigation. None of the Company, the Bank or any affiliate of the Bank is currently involved in nor, to the Company's knowledge, currently threatened with any material litigation with respect to the Initial Mortgage Assets or the Initial Mortgage Loans, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                                   MANAGEMENT

Directors and Executive Officers

         The Board of Directors consists of the individuals set forth below. Messrs. Hanley and Michel are Independent Directors. Pursuant to the terms of the New Preferred Shares, the Independent Directors will consider the interests of the holders of both the New Preferred Shares and the Common Stock in determining whether any proposed action requiring their approval is in the best interests of the Company. The Company currently has five employees and does not anticipate that it will require additional employees. See "Business and Strategy--Employees."

         The persons who are current directors and executive officers of the Company are as follows:

Name                             Position and Offices Held
----                             -------------------------
Michael Hanley                   Director
Alain Michel                     Director
Roger Smock                      Director; President
Real Raymond                     Director; Chief Financial Officer; Treasurer
Francois Bourassa                Director; Vice President--Legal; Secretary

         Martin Ouellet, Tom Doss and John Richter, each a Vice-President, are the only other employees of the Company. The following is a summary of the experience of the executive officers and current and proposed directors of the
Company:

         Mr. Hanley has been Vice President and Chief Financial Officer of Gaz Metropolitain since June 1997. Prior to that he was Vice President, Finance of St. Laurent Paperboard Inc., a company spun off from Canadian Pacific Forest Products Ltd. (now known as Avenor Inc.), and a Senior Advisor for Arthur Andersen & Co., an international firm of accountants and management consultants. Mr. Hanley is a chartered accountant and a member of the Ordre des comptables agrees du Quebec.

         Mr. Michel has been Senior Vice President and Chief Financial Officer of Le Groupe Videotron Ltee since September 1994. Prior to that, he was Vice President Finance and Treasurer of Videotron since July 1992. Mr. Michel is a member of the Board of Directors of Group Goyette Inc., a public transportation company, and is Vice-Chairman of the Board and Chairman of the Audit Committee of Optel Inc., its U.S. division.

         Mr. Smock has been Senior Vice-President, United States of the Bank since 1988. In this position, he functions as the Bank's senior representative in the United States. Mr. Smock is Chairman of the Board of several of the Bank's U.S. subsidiaries, including National Canada Finance Corp. and National Canada Corporation. He is also Chairman of the Bank's Management Committee in the United States.

         Mr. Raymond has been Senior Executive Vice-President, Corporate Finance, of Levesque Beaubien Geoffrion Inc., a subsidiary of the Bank, since November 1, 1997. Prior to that he was Senior Vice-President, Treasury and Financial Markets of the Bank since 1992. Prior to that he was a Vice-President of the Bank and the Senior Vice-President, Corporate Banking and Real Estate, Canada. Mr. Raymond is a member of the Board of Directors of the Foundation of the University of Quebec (Montreal), the St. Mary's Hospital Foundation and the Quebec Tourism Circle. He is Chairman of the Board of Cancap Preferred Corporation. Mr. Raymond is also a member of the Professional Society of the Fellows of the Institute of Canadian Bankers.

         Mr. Bourassa has been Senior Advisor, Legal Affairs of the Bank since 1989. Prior to joining the Bank, Mr. Bourassa was engaged in the practice of law in Montreal.

Independent Directors

         The terms of the New Preferred Shares require that, as long as any New Preferred Shares are outstanding, certain actions by the Company must be approved by a majority of the Independent Directors. See "Description of New Preferred Shares--Independent Director Approval." Mr. Hanley and Mr. Michel are Independent Directors. As long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both the Independent Directors.

         If at any time the Company fails to declare and pay a quarterly dividend on the New Preferred Shares, the number of directors then constituting the Board of Directors will be increased by at least two at the Company's next annual meeting and the holders of the New Preferred Shares, voting together as a single class with the holders of any other outstanding series of Preferred Stock entitled to vote on the matter, including the Senior Preferred Shares, will be entitled to elect two additional directors to serve on the Board of Directors. Any member of the Board of Directors elected by holders of Preferred Stock will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors. The Company expects that the Bank will elect a majority of the Board of Directors. See "Description of New Preferred Shares--Voting Rights."

Audit Committee

         The Board of Directors has established an audit committee which reviews the engagement of independent accountants and their independence. The audit committee also reviews the adequacy of the Company's internal accounting controls. The audit committee is comprised of Mr. Hanley and Mr. Michel.

Compensation of Directors and Officers

         The Company pays the Independent Directors fees for their services as directors. The Independent Directors receive annual compensation of $10,000 plus a fee of $750 for attendance (in person or by telephone) at each meeting of the Board of Directors.

         The Company does not pay any compensation to its officers or employees or to directors who are not Independent Directors.

Limitation of Liability and Indemnification of Directors and Officers

         The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of the corporation's directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

         The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Advisor

         The Company entered into the Advisory Agreement with the Bank to administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor." The Advisor is responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the reinvestment of income from and payments on, and with respect to the acquisition, management, financing and disposition of, Mortgage Assets held by the Company, (iii) holding documents relating to the Company's Mortgage Assets as custodian, (iv) monitoring the Company's compliance with the requirements necessary to qualify as a REIT and (v) maintaining its status as a NHA Approved Lender. The Advisor may, with the approval of a majority of the Board of Directors as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to one or more related or unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement.

         The Advisor and its affiliates have substantial experience in mortgage finance and in the administration of Mortgage Assets.

         The Advisory Agreement has an initial term of one year, and may be renewed for additional one-year periods. The Advisory Agreement may be terminated by the Company at any time upon 60 days' prior written notice. As long as any of the New Preferred Shares remain outstanding, any decision by the Company to renew, terminate or modify the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor is entitled to receive an advisory fee equal to C$50,000 payable in equal quarterly installments with respect to the advisory and management services provided by it to the Company. Payment of such fees is subordinated to payments of dividends on the New Preferred Shares.

         As a result of the relationship between the Bank and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest." In addition, under certain circumstances, The Independent Fiduciary will exercise the discretionary authority reserved to the Company with respect to transactions involving both the Company and the Bank or any Bank affiliate. See "ERISA Considerations."

         The principal executive offices of the Advisor are located at 600 de La Gauchetiere West, Montreal, Quebec, H3B 4L2, and its telephone number is (514) 394-5000.

                       DESCRIPTION OF NEW PREFERRED SHARES

         The following summary of the material terms and provisions of the New Preferred Shares does not purport to be complete and is qualified in its entirety by reference to Maryland law and to the terms and provisions of the Charter establishing the New Preferred Shares and the other provisions of the Charter, a copy of which is available from the Company upon request. See "Description of Capital Stock."

General

         The New Preferred Shares form a series of Preferred Stock, which Preferred Stock may be issued from time to time in one or more series with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as are determined by the Board of Directors. The Board of Directors has authorized the Company to issue the New Preferred Shares.

         When issued, the New Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the New Preferred Shares will have no preemptive rights with respect to any shares of the stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The New Preferred Shares are perpetual and will not be convertible into shares of Common Stock or any other class or series of stock of the Company and will not be subject to any sinking fund or other obligation of the Company for their repurchase or retirement. The New Preferred Shares will be exchanged automatically on a one-for-one basis for the Bank Preferred Shares upon the occurrence of an Exchange Event.

         The transfer agent, registrar and dividend disbursement agent for the New Preferred Shares will be The Bank of Nova Scotia Trust Company of New York. The registrar for shares of New Preferred Shares will send notices to shareholders of any meetings at which holders of the New Preferred Shares have the right to elect directors of the Company or to vote on any other matter.

Dividends

         Holders of the New Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors out of assets of the Company legally available therefor, noncumulative cash dividends at the rate of 8.35% per annum of the liquidation


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


preference (equivalent to US$83.50 per share per annum). If authorized and declared, dividends on the New Preferred Shares shall be payable quarterly in arrears on the 30th day of March, June, September and December (or, if any such day is not a business day, on the next business day) of each year, at such
annual rate, commencing          , 1998. Except for the initial period, which
shall commence on and include    , 1998 and end on         , 1998, dividends in
each quarterly dividend period will accrue from the first day of such period, whether or not authorized, declared or paid for the prior quarterly period. Each authorized and declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 calendar days nor less than 10 calendar days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends payable on the New Preferred Shares for any dividend period greater or less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period; provided, however, that in the event of the Automatic Exchange, any accrued and unpaid dividends on the New Preferred Shares as of the Time of Exchange (as defined) shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.

         The right of holders of the New Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to authorize or declare a dividend on the New Preferred Shares for a quarterly dividend period, then holders of the New Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are authorized and declared and paid for any future period with respect to either the Preferred Stock or the Common Stock authorized. If the Company fails to pay or authorize and set aside for payment a quarterly dividend on the New Preferred Shares, holders of Preferred Stock, including the New Preferred Shares and the Senior Preferred Shares, will be entitled to elect two directors. See "--Voting Rights."

         If full dividends on the New Preferred Shares for any dividend period shall not have been authorized, declared and paid, or authorized, declared and a sum sufficient for the payment thereof set apart for such payments, no dividends shall be authorized, declared or paid or set aside for payment with respect to the Common Stock or any other stock of the Company ranking junior to or on a parity with the New Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the New Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the New Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding New Preferred Shares have been (i) authorized, declared and paid for three consecutive dividend periods and (ii) authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period.


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


         When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the New Preferred Shares and the shares of any other series of stock ranking on a parity as to dividends with the New Preferred Shares, all dividends authorized and declared upon the New Preferred Shares and any other series of stock ranking on a parity as to dividends with the New Preferred Shares shall be authorized and declared pro rata so that the amount of dividends authorized and declared per New Preferred Share and such other series of stock shall in all cases bear to each other the same ratio that full dividends, for the then-current dividend period, per New Preferred Share (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods) and full dividends, including required or permitted accumulations, if any, on such other series of stock bear to each other.

         For a discussion of the tax treatment of distributions to stockholders, see "United States Federal Income Tax Considerations--Taxation of United States Stockholders" and "--Taxation of Foreign Stockholders," and for a discussion of certain potential regulatory limitations on the Company's ability to pay dividends, see "Risk Factors--Dividend and Other Regulatory Restrictions on Operations of the Company."

Automatic Exchange

         Each New Preferred Share will be exchanged automatically for one newly issued Bank Preferred Share (i) immediately prior to such time, if any, at which the Bank fails to declare and pay or set aside for payment when due any dividend on any issue of its cumulative First Preferred Shares or the Bank fails to pay or set aside for payment when due any declared dividend on any of its non-cumulative First Preferred Shares, (ii) in the event that the Bank has a Tier 1 risk-based capital ratio of less than 4.0% or a total risk-based capital ratio of less than 8.0%, (iii) in the event that the Superintendent takes control of the Bank pursuant to the Bank Act or proceedings are commenced for the winding-up of the Bank pursuant to the Winding-up and Restructuring Act (Canada), or (iv) in the event that the Superintendent, by order, directs the Bank to act pursuant to subsection 485(3) of the Bank Act and the Bank elects to cause the exchange. Upon an Exchange Event, each holder of the New Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each New Preferred Share held by such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such New Preferred Share a certificate representing one Bank Preferred Share. Any New Preferred Shares purchased or redeemed by the Company prior to the Time of Exchange (as defined below) shall be deemed not to be outstanding and shall not be subject to the Automatic Exchange.

         The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the requirements of the Superintendent or, if such date is not set forth in such requirements as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with such requirements (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the New Preferred Shares will be deemed cancelled without any further action by the Company, all rights of the holders of the New Preferred Shares as stockholders of the Company will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes holders of Bank Preferred Shares. The Company will mail notice of the occurrence of an Exchange Event to each holder of the New Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for the Bank Preferred Shares upon surrender of such holder's certificates for the New Preferred Shares. The Charter provides that, immediately after the delivery of such notice, the existence of the Company shall terminate and the Company will be liquidated and its affairs wound up in accordance with the procedures of the MGCL relating to forfeiture of the charter of a corporation and expiration of corporate existence. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the New Preferred Shares shall be deemed for all purposes to represent the Bank Preferred Shares. All corporate action necessary for the Bank to issue the Bank Preferred Shares has been taken by the Bank. Accordingly, once an Exchange Event occurs, no action will be required to be taken by holders of the New Preferred Shares, by the Bank or by the Company in order to effect the Automatic Exchange as of the Time of Exchange.

         Holders of the New Preferred Shares, by purchasing such New Preferred Shares, will be deemed to have agreed to be bound by the unconditional obligation to exchange such New Preferred Shares for the Bank Preferred Shares upon the occurrence of an Exchange Event. The obligation of the holders of the New Preferred Shares to surrender such shares and the obligation of the Bank to issue the Bank Preferred Shares in exchange for the New Preferred Shares shall be enforceable by the Bank and such holders, respectively, against the other.

         Absent the occurrence of an Exchange Event, no Bank Preferred Shares will be issued. Upon the occurrence of an Exchange Event, the Bank Preferred Shares to be issued as part of the Automatic Exchange would constitute a newly issued series of First Preferred Shares of the Bank and would constitute 100% of the issued and outstanding Bank Preferred Shares. The Bank Preferred Shares would have the same liquidation preference and be subject to redemption on the same terms as the New Preferred Shares (except that there would be no redemption for a Tax Event). Any accrued and unpaid dividends on the New Preferred Shares as of the Time of Exchange would be accounted for as accrued and unpaid dividends on the Bank Preferred Shares. The Bank Preferred Shares would rank pari passu, in terms of dividend payments and liquidation preference, with, or senior to, any outstanding First Preferred Shares of the Bank. The Bank Preferred Shares would not entitle the holders to vote except in certain circumstances. Dividends on the Bank Preferred Shares would be non-cumulative and payable at the rate of 8.45% per annum of the liquidation preference, if, when and as declared by the Board of Directors of the Bank. The Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the National Association of Securities Dealers Automated Quotation System. Absent the occurrence of an Exchange Event, however, the Bank will not issue any Bank Preferred Shares, although the Bank will be able to issue First Preferred Shares in series other than that of the Bank Preferred Shares. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

         Holders of the New Preferred Shares cannot exchange the New Preferred Shares for the Bank Preferred Shares voluntarily. In addition, absent the occurrence of the Automatic Exchange, holders of the New Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to the Bank or any security of the Bank.

Ranking

         The New Preferred Shares will rank prior to the Common Stock and to all other classes and series of equity securities of the Company now or hereafter issued, other than the Senior Preferred Shares or any other series of equity securities of the Company expressly designated as being on a parity with ("Parity Stock") or senior to the New Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. The Company has the power to create and issue additional Preferred Stock or other classes of stock ranking on a parity with the New Preferred Shares, or ranking junior to the New Preferred Shares, without any approval or consent of the holders of New Preferred Shares. So long as any New Preferred Shares remain outstanding, additional shares of Senior Stock may not be issued without the approval of the holders of at least two-thirds of the New Preferred Shares. See "--Voting Rights." So long as any New Preferred Shares remain outstanding, additional shares of Parity Stock may not be issued without the approval of a majority of the Board of Directors and a majority of the Independent Directors. See "--Independent Director Approval."

Voting Rights

         Except as indicated below, the holders of the New Preferred Shares will not be entitled to vote. In the event the holders of the New Preferred Shares are entitled to vote as indicated below, each New Preferred Share will be entitled to one vote on matters on which holders of the New Preferred Shares are entitled to vote.

         If, at the time of any annual meeting of the Company's stockholders for the election of directors, the Company has failed to pay or failed to authorize and declare and set aside for payment a quarterly dividend on any series of Preferred Stock of the Company, including the New Preferred Shares, the number of directors then constituting the Board of Directors will be increased by at least two (if not already increased by two due to a default in preference dividends), and the holders of the New Preferred Shares and the holders of Senior Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as a director until the later of (i) the full term for which he or she shall have been elected or (ii) the payment of one quarterly dividend on the Preferred Stock, including the New Preferred Shares. Any such director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding the New Preferred Shares and Parity Stock entitled to vote, voting together as a single class with the holders of all other series of


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


Preferred Stock entitled to vote on the matter, at a meeting of the Company's stockholders, or of the holders of the New Preferred Shares and Parity Stock so entitled to vote thereon, called for that purpose. As long as dividends on the New Preferred Shares shall not have been paid for the preceding quarterly dividend period, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by a person designated in an instrument in writing signed by any such remaining director and filed with the Company, and (iii) in the case of the removal of any such director, the vacancy may be filled by the vote of the holders of the outstanding New Preferred Shares and Parity Stock entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted.

         The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of each series of Preferred Stock, including the New Preferred Shares, will be required (a) to create any class or series of stock (other than the Senior Preferred Stock) which shall, as to dividends or distribution of assets, rank prior to or on a parity with any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Charter (including the terms of the New Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock to any material extent; provided that if such amendment shall not adversely affect all series of Preferred Stock, such amendment need only be approved by at least two-thirds of the holders of shares of all series of Preferred Stock adversely affected thereby.

Redemption

         The New Preferred Shares are not redeemable prior to September 3, 2007 (except upon the occurrence of a Tax Event on or after September 3, 2002). On or after such date, the New Preferred Shares may be redeemed at the option of the Company, or its successor or any acquiring or resulting entity with respect to the Company (including by any parent or subsidiary of the Company, any such successor, or any such acquiring or resulting entity), as applicable, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at the following redemption prices (expressed as a percentage of the US$1,000 per share liquidation preference), if redeemed during the 12-month period beginning September 3 of the years indicated below, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon:

Year                                 Redemption Price
----                                 ----------------
2007                                    104.1750%
2008                                    103.7575
2009                                    103.3400
2010                                    102.9225
2011                                    102.5050
2012                                    102.0875
2013                                    101.6700
2014                                    101.2525


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


2015                                    100.8350
2016                                    100.4175


and thereafter at a redemption price of US$1,000 per share, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon.

         In the event that fewer than all the outstanding New Preferred Shares are to be redeemed, the number of New Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the New Preferred Shares are then listed.

         Any such redemption must comply with applicable capital distribution regulations of the Superintendent, which may prohibit a redemption and will require the Superintendent's prior written approval. Unless full dividends on the New Preferred Shares have been, or contemporaneously are, authorized, declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no New Preferred Shares shall be redeemed unless all outstanding New Preferred Shares are redeemed and the Company shall not purchase or otherwise acquire any New Preferred Shares; provided, however, that the Company may purchase or acquire New Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding New Preferred Shares.

         Furthermore, the Company may, at its option, on or after September 3, 2002 and prior to September 3, 2007, redeem the New Preferred Shares, in whole but not in part, at any time upon a Tax Event, at a redemption price per share equal to the sum of (i) the quarterly accrued and unpaid dividend to the date of redemption plus (ii) the Make-Whole Amount (as defined herein).

         "Make-Whole Amount" means, with respect to a New Preferred Share, the greater of (i) 100% of the Maturity Amount of such New Preferred Share and (ii) the sum of the present values of the remaining scheduled payments of dividends on such New Preferred Share to September 3, 2007, plus the present value of the Maturity Amount at September 3, 2007, discounted to the date fixed for redemption of such New Preferred Share (the "redemption date") on a quarterly basis (assuming a 360-day year consisting of 30-day months), computed using a discount rate equal to the Adjusted Treasury Rate.

         "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined herein), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined herein) for such prepayment date plus 0.50%.


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


         "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Make-Whole Term that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Make-Whole Term.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotation for U.S. Government Securities" (or any successor release) or (ii) if such release is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

         "Make-Whole Term" means the period from the redemption date to September 3, 2007.

         "Maturity Amount" means the liquidation preference of the New Preferred Shares.

         "Quotation Agent" means the Reference Treasury Dealer (as defined herein) appointed by the Company.

         "Reference Treasury Dealer" means (i) Merrill Lynch Government Securities, Inc. and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

         "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of this Prospectus, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or
(b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges and shall include an assessment by the Internal Revenue Service that (a) dividends paid or to be paid by the Company with respect to the stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or
(b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Rights upon Liquidation

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the New Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company legally available for distribution to stockholders under applicable law, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the New Preferred Shares upon liquidation, and subject to the rights of the holders of any class or series of equity securities having preference with respect to distribution upon liquidation and the rights of the Company's general creditors, liquidating distributions in the amount of US$1,000 per share, plus the quarterly accrued and unpaid dividend thereon, if any, to the date of liquidation, without interest.

         After payment of the full amount of the liquidation distributions to which they are entitled, the holders of the New Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all the outstanding New Preferred Shares and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with the New Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, then the holders of the New Preferred Shares and such other classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidation distributions to which they would otherwise be respectively entitled.

         For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute liquidation, dissolution or winding up of the Company.


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


Independent Director Approval

         The terms of the New Preferred Shares require that, as long as any New Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors. Mr. Hanley and Mr. Michel are the Independent Directors. See "Management--Independent Directors." As long as there are only two Independent Directors, any action that requires the approval of a majority of the Independent Directors must be approved by both Independent Directors. In order to be considered "independent," a director must not be a current officer or employee of the Company or a current director, officer or employee of the Bank or any other affiliate of the Bank. In addition, any members of the Board of Directors elected by holders of Preferred Stock, including the New Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors. The actions which require approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with the New Preferred Shares, (ii) the modification of the Company's general distribution policy or the authorization of any distribution in respect of the Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the New Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Company for that year, (iii) the acquisition of Mortgage Assets other than obligations which are comparable to the Initial Mortgage Assets, Mortgage Loans, interests in Mortgage Loans and Partnership Interests,
(iv) the redemption of any shares of Common Stock, (v) the renewal, termination or modification of the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties thereunder to third parties unaffiliated with the Bank, and (vi) the determination to revoke the Company's REIT status. The Charter requires that, in determining whether any proposed action requiring their approval is in the best interests of the Company, the Independent Directors will consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the New Preferred Shares.

                       EXCHANGE OFFER; REGISTRATION RIGHTS

         The Company and the Bank entered into a registration rights agreement with the Initial Purchaser (the "Registration Rights Agreement") for the benefit of the holders of the Old Preferred Shares wherein the Company and the Bank agreed, for the benefit of the holders of the Old Preferred Shares, (i) to use their best efforts to file with the Commission within 150 days after the Issue Date the Exchange Offer Registration Statement relating to the Exchange Offer for the New Preferred Shares, and (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Promptly after the Registration Statement has been declared effective, the Company will exchange the New Preferred Shares for surrender of the Old Preferred Shares. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer has been mailed to the holders of the Old Preferred Shares. For each Old Preferred Share validly tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Old Preferred Share will receive a New Preferred Share having a liquidation preference equal to the liquidation preference of the tendered Old Preferred Share. Dividends on each New Preferred Share will accrue from the first day of the dividend period in which the Exchange Offer is consummated.

         Based on existing interpretations of the Securities Act by the Staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Preferred Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any prospective holder of New Preferred Shares who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Preferred Shares, or any broker-dealer who purchased the Old Preferred Shares from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters,
(ii) will not be entitled to tender its Old Preferred Shares in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Preferred Shares unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there can be no assurance that the Staff would make a similar determination with respect to the New Preferred Shares as it has in such no-action letters to third parties.

         Each holder of the Old Preferred Shares (other than certain specified holders) who wishes to exchange the Old Preferred Shares for New Preferred Shares in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) the New Preferred Shares to be received by it were acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Shares. In addition, in connection with any resales of New Preferred Shares, any broker-dealer (a "Participating Broker-Dealer") who acquired the New Preferred Shares for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Shares (other than a resale of an unsold allotment from the original sale of the Old Preferred Shares) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Preferred Shares for a period of up to six months.

         If, because of any change in law or in the applicable interpretations of the Staff, the Company is not permitted to effect the Exchange Offer on the terms set forth herein, or if for any reason the Registration Statement is not declared effective within 180 days of the Issue Date, or in certain other circumstances, including upon the request of the Initial Purchaser, then in


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addition to or in lieu of effecting the registration of the New Preferred Shares pursuant to the Registration Statement, the Company will, at the Company's sole expense, (a) as promptly as practicable, file a shelf registration covering resales of the Old Preferred Shares (and underlying interests in the Bank Preferred Shares) (the "Shelf Registration Statement"), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date (six months in the case of a Shelf Registration Statement filed at the request of the Initial Purchaser) or such time as all of the Old Preferred Shares have been sold thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement. The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Preferred Shares. A holder that sells Old Preferred Shares pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, if required by the Staff, each holder of Old Preferred Shares will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Old Preferred Shares included in the Shelf Registration Statement and to benefit from the provisions of the second succeeding paragraph.

         Each Old Preferred Share contains a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes such statement in the prospectus which is part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, this Prospectus) untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder (or Participating Broker-Dealer, as the case may be) will suspend the sale of Old Preferred Shares pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Old Preferred Shares may be resumed, as the case may be.

         If the Company shall give such notice to suspend the sale of the Old Preferred Shares, it shall extend the relevant period referred to above during which the Company is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Preferred Shares) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Old Preferred Shares or to and including


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


the date on which the Company has given notice that the sale of Old Preferred Shares may be resumed, as the case may be.

         If the Company fails to comply with the Registration Rights Agreement or if the Registration Statement or the Shelf Registration Statement fails to become effective, then, an additional amount ("Liquidated Damages") shall become payable in respect of the Old Preferred Shares as follows:

                  (i) if (A) neither the Registration Statement nor a Shelf Registration Statement is filed with the Commission on or prior to the 150th day after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate the Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Liquidated Damages shall be payable to the holders of the Old Preferred Shares at a rate of 0.25% per annum (US$2.50 per share); or

                  (ii) if (A) neither the Registration Statement is declared effective by the Commission on or prior to the 180th day after the Issue Date nor a Shelf Registration Statement is declared effective by the Commission on or prior to the later of the 30th day after the applicable required filing date or the 180th day after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate the Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the later of the 30th day after the date such Shelf Registration Statement was required to be filed or the 180th day after the Issue Date, then, commencing on the 181st day after the Issue Day with respect to the Exchange Offer Registration Statement or the 31st day after the applicable required filing date (or the 181st day of the Issue Date, if later), Liquidated Damages shall be payable to the holders of the Old Preferred Shares at a rate of 0.25% per annum (US$2.50 per share); or

                  (iii) if (A) the Company has not exchanged New Preferred Shares for all Old Preferred Shares validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be available for use by holders of the Old Preferred Shares at any time prior to the second anniversary of the Issue Date (other than after such time as all Old Preferred Shares have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement), and such event continues for a period exceeding 30 consecutive days or 90 days in any 360-day period, whether or not consecutive, then Liquidated Damages shall be payable to the holders of the New Preferred Shares at a rate of 0.25% per annum (US$2.50 per share) commencing on (x) the 31st day after such effective date, in the case of (A) above, or (y) the 31st consecutive day or 91st day in any 360-day period following


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


         the day such Shelf Registration Statement ceases to be available in the case of (B) above;

provided, however, that the Liquidated Damages rate on the liquidation preference of the Old Preferred Shares may not exceed in the aggregate 0.25% per annum; provided further, however, that (1) upon the filing of the Registration Statement or a Shelf Registration Statement (in the case of clause (i) above),
(2) upon the effectiveness of the Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of New Preferred Shares for all Old Preferred Shares tendered (in the case of clause
(iii) (A) above), or upon the availability of the Shelf Registration Statement which had ceased to be available (in the case of clause (iii) (B) above), Liquidated Damages as a result of such clause (or the relevant subclause thereof) shall cease to accrue.

         Any amounts of Liquidated Damages due pursuant to clause (i), (ii) or
(iii) above will be payable in cash quarterly on the 30th day of March, June, September and December of each year to the Holders of record on the immediately preceding 15th day of such month.

         The Company will also agree that until such time as (a) all Old Preferred Shares tendered are exchanged for New Preferred Shares or (b) a Shelf Registration Statement is available, it will invest any payments received on Initial Mortgage Loans prior to each quarterly dividend payment date in U.S. government obligations.

         The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company. See "Available Information." In addition, the information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the material terms of the stock of the Company does not purport to be complete and is qualified in its entirety by reference to Maryland law and to the Charter and By-laws of the Company, copies of which are available upon request to the Company.

Common Stock

         General. The Company is authorized by the Charter to issue up to 1,000 shares of Common Stock. The Company has outstanding 100 shares of Common Stock, all of which are held by the Bank. In addition, the Bank currently intends that, so long as any New Preferred Shares are outstanding, it will maintain direct or indirect ownership of all of the outstanding


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


shares of the Common Stock.

         Dividends. Holders of the Common Stock are entitled to receive dividends if, when, and as authorized and declared by the Board of Directors out of assets legally available therefor, provided that, if the Company fails to authorize, declare and pay full dividends on the New Preferred Shares or the Senior Preferred Shares in any dividend period, the Company may not make any dividend payments with respect to the Common Stock until such time as dividends on all outstanding Senior Preferred Shares and New Preferred Shares have been (i) authorized, declared and paid for three consecutive dividend periods or
(ii) authorized, declared and a sum sufficient for the payment thereof set apart for payment for the fourth consecutive dividend period.

         Voting Rights. Subject to the rights, if any, of the holders of any class or series of Preferred Stock, including Senior Preferred Stock and New Preferred Shares, all voting rights are vested in the Common Stock. The holders of the Common Stock are entitled to one vote per share. All of the issued and outstanding shares of the Common Stock are currently held by the Bank.

         As the holder of all of the outstanding shares of the Common Stock, the Bank will be able, subject to the terms of the New Preferred Shares and of any other class or series of stock subsequently issued by the Company, to elect and remove directors, amend the Charter and approve other actions requiring stockholder approval under the MCGL or otherwise.

         Rights upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of the Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

Preferred Stock

         The Company is authorized by the Charter to issue up to 10,000,000 shares of Preferred Stock. Assuming exchange of all outstanding shares of the Old Preferred Shares, 300,000 shares of New Preferred Shares will be outstanding. Subject to limitations prescribed by Maryland law and the Charter, the Board of Directors or, if then constituted, a duly authorized committee thereof, is authorized to issue, from the authorized but unissued shares of stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

         Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor and in the manner authorized by the Board of Directors, will be fully paid and


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


nonassessable. The specific terms of a particular class or series of Preferred Stock are described in the Charter.

         The terms of the Charter relating to each class or series of Preferred Stock set forth the preferences and other terms of such class or series, including, without limitation, the following, as applicable: (1) the designation of such class or series; (2) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof for such class or series; (4) whether dividends on such class or series of Preferred Stock are cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (5) the provision for a sinking fund, if any, for such class or series; (6) the terms and conditions of redemption, if applicable, of such class or series; (7) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT or as otherwise deemed appropriate by the Board of Directors; (8) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (9) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (10) any other specific terms, preferences, rights, limitations or restrictions of such class or series; and (11) any voting powers of such class or series.

         Senior Preferred Stock. The shares of the Senior Preferred Stock are validly issued, fully paid and nonassessable and will entitle the holders thereof to cumulative, quarterly dividends. The shares of the Senior Preferred Stock are redeemable, at any time in whole, but not in part, at the option of the Company at a price equal to the liquidation preference thereof plus accrued and unpaid dividends thereon through the redemption date. On the December 30th following each ten year anniversary of the issuance of the Senior Preferred Stock, each holder of Senior Preferred Stock may require the Company to purchase such holder's Senior Preferred Stock at the liquidation preference thereof plus accrued and unpaid dividends thereon through the date of redemption. The Senior Preferred Stock rank senior to the Common Stock and the New Preferred Shares as to dividend rights and rights upon liquidation, winding up or dissolution. Except as provided below, holders of the Senior Preferred Stock have no voting rights. If at any time the Company shall have failed to pay all accrued and unpaid dividends on the Senior Preferred Stock when due, the Company may not pay dividends on, or make certain other payments with respect to, the New Preferred Shares or the Common Stock or any other series of stock ranking junior to the Senior Preferred Stock. If, at the time of any annual meeting of the Company's stockholders for the election of directors, the Company has failed to pay or failed to authorize and declare and set aside for payment a quarterly dividend on any series of Preferred Stock, including the Senior Preferred Shares, the number of directors then constituting the Board of Directors will be increased by at least two (if not already increased by two due to a default in preference dividends), and the holders of the Senior Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Board of Directors at each such annual meeting.


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


Power to Issue Additional Shares of Common Stock and Preferred Stock

         The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to use such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Except as set forth under "Description of New Preferred Shares--Voting Rights," the additional shares of stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

Restrictions on Ownership and Transfer

         The Charter contains certain restrictions on the number of shares of Preferred Stock that individual stockholders may directly or beneficially own. For the Company to qualify, and to continue to qualify, as a REIT under the Code, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (defined by the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The Five or Fewer Test is applied using certain consecutive ownership rules. The stock of the Company must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). Absent the restrictions on the number of shares of Preferred Stock that individual stockholders may acquire and own (directly or indirectly), there would be a possibility that the Company might fail the Five or Fewer Test. The Company issued the Senior Preferred Stock in order to ensure compliance with the One Hundred Persons Test. The provisions of the Senior Preferred Stock include a restriction that if any transfer of shares of such stock would cause the shares of such series to be owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

         Subject to certain exceptions specified in the Charter, no natural person or entity which is considered to be an individual under Section 542(a)(2) of the Code is permitted to own (including shares deemed to be owned by virtue of the relevant attribution provisions of the Code), more than 5% (the "Ownership Limit") of any issued and outstanding class or series of Preferred Stock. The Board of Directors may (but in no event will be required to), upon receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, raise or waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

         The Charter provides that shares of any class or series of Preferred Stock owned, or deemed to be owned, by, or transferred to, a stockholder in violation of the Ownership Limit, or which would otherwise cause the Company to fail to qualify as a REIT (the "Excess Shares"),


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


will automatically be transferred, by operation of law, to a trustee in trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid with respect to such Excess Shares prior to the discovery of the prohibited transfer or ownership are to be repaid by the original transferee to the Company and by the Company to the trustee; subject to applicable law, any vote of the Excess Shares while the Excess Shares were held by the original transferee prior to the Company's discovery of the prohibited transfer shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. In liquidation, the original transferee's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the Excess Shares to any person whose ownership thereof is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of such sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on the date of the purported transfer) and any remaining proceeds shall be paid to the beneficiary of the trust.

         The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by a group of related individuals and/or entities to be deemed to be constructively owned by a particular individual or entity. As a result, the acquisition or ownership of less than 5% of a class or series of issued and outstanding Preferred Stock (or the acquisition or ownership of an interest in an entity that owns shares of such series of Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 5% of such class or series of Preferred Stock, and thus subject such stock to the applicable Ownership Limit. Direct or constructive ownership in excess of the Ownership Limit would cause ownership of the shares in excess of the limit to be transferred to the trustee.

         The Ownership Limit will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The foregoing restrictions on transferability and ownership will not apply, however, if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

         The Charter requires that any person who beneficially owns 0.5% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each such stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.


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


Super-Majority Director Approval

         The Charter requires approval by two-thirds of the Board of Directors in order for the Company to file a voluntary petition of bankruptcy.

Business Combinations

         Under MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be (i) approved by the board of directors of such corporation and (ii) approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bank beneficially owns more than 10% of the Company's voting shares and would, therefore, together with its affiliates, be subject to the business combination provision of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving the Bank and any present or future affiliate thereof and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, the Bank and any present or future affiliate thereof may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

         The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares owned by the acquiror and officers and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or


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


more but less than a majority; or (iii) a majority of the outstanding shares. Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exemptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or bylaws of the corporation prior to a control share acquisition.

         The Bylaws of the Company contain a provision exempting from the control share statute any shares of stock owned by the Bank or any affiliate of the Bank.

Form, Denomination, Book-Entry Procedures and Transfer

         The New Preferred Shares will be issued only as fully registered securities registered in the name of Cede & Co. (as nominee for The Depositary Trust Company ("DTC")). One or more fully registered global New Preferred Share certificates (the "Global Certificate") representing the New Preferred Shares exchanged for Old Preferred Shares will be deposited with DTC for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, and such transfer shall be effective only when reflected in the securities register maintained by or on behalf of the Company. Beneficial interests in the Global Certificate may not be exchanged for the New Preferred Shares in certificated form.


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


Depositary Procedures

         DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Certificate, DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the liquidation preference of the Global Certificate and (ii) ownership of such interests in the Global Certificate will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Certificate).

         Investors in the Global Certificate may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in the Global Certificate may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Certificate to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Certificate to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Preferred Shares, see "Certificated New Preferred Shares."

         Except as described below, owners of interests in the Global Certificate will not have New Preferred Shares registered in their name, will not receive physical delivery of New Preferred Shares in certificated form and will not be considered the registered owners or holders thereof for any purpose.

         Payments in respect of the Global Certificate registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. The transfer agent will treat the persons in whose names the New Preferred Shares, including the Global Certificate, are


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


registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the transfer agent nor any agent thereof has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Certificate, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Certificate or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Preferred Shares, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation preference of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Preferred Shares will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the transfer agent, or the Company. Neither the Company nor the transfer agent will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Preferred Shares, and the Company and the transfer agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Secondary market trading activity in interests in the Global Certificates will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of New Preferred Shares only at the direction of one or more Participants to whose account with DTC interests in the Global Certificate are credited and only in respect of such portion of the liquidation preference of the New Preferred Shares as to which such Participant or Participants has or have given such direction.

         The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

         Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Certificates among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the transfer agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


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Certificated New Preferred Shares

         The Global Certificate is exchangeable for New Preferred Shares in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Certificate and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company in its sole discretion elects to cause the issuance of the New Preferred Shares in certificated form. In all cases, certificated New Preferred Shares delivered in exchange for the Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of the material United States federal income tax considerations with respect to the Exchange Offer is for general information only and is not tax advice. The discussion set forth below, to the extent that it constitutes a summary of legal matters or legal conclusions, has been reviewed by Shearman & Sterling, and it is such firm's opinion that such discussion is accurate in all material respects. In rendering such opinion, Shearman & Sterling has relied on Desjardins Ducharme Stein Monast, with respect to certain matters of Quebec law, Osler Hoskin & Harcourt, with respect to certain matters of Ontario law, and Conyers Dill & Pearman, with respect to certain matters of Bermuda law. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers persons that hold stock in the Company other than as a capital asset, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the United States federal income tax laws.

         EACH PROSPECTIVE EXCHANGING STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE OFFER, OWNERSHIP AND SALE OF THE NEW PREFERRED SHARES AND OF THE COMPANY'S ELECTION TO BE TAXABLE AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


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Tax Impact of the Exchange Offer

         The Exchange Offer will not have a United States federal income tax impact.

Qualification of the Company as a REIT

         General. The Company will elect to be taxable as a REIT under sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Requirements" or the "REIT Provisions"), commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT. While the Company intends to continue to operate in such a manner, no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

         The REIT Requirements are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         In the opinion of Shearman & Sterling, commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. However, no transaction closely comparable to that contemplated herein has been the subject of any administrative pronouncement or judicial decision and this opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and Mortgage Assets set forth in this Offering Memorandum and certain legal opinions provided by Canadian and Bermudian counsel to the Bank. Such qualification and taxation as a REIT, moreover, depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the REIT Requirements discussed below, the satisfaction of which will not be reviewed by Shearman & Sterling on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Tax Risks Adverse Consequences of Failure to Qualify as a REIT."

         There can be no assurance that the Company will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to United States federal income tax as a regular, domestic corporation and its stockholders would be subject to tax in the same manner as stockholders of such a corporation. In this event, the Company would likely be subject to a substantial United States federal income tax liability in respect of each taxable year that it fails to qualify as a REIT and the income available for distribution to the holders of the New Preferred Shares could be significantly reduced or eliminated.

         The following is a brief summary of certain of the technical requirements that the Company must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code:

Stock Ownership Tests

         The capital stock of the Company must be held by at least 100 persons during approximately 90% or more of the taxable year and no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals at all times during the last half of the taxable year. Under the Code, certain tax-exempt entities, such as private foundations and certain unemployment compensation trusts, are treated as individuals for purposes of the latter test. These stock ownership requirements must be satisfied in the Company's second taxable year and in each subsequent taxable year. The Charter provides restrictions regarding the transfer of the Company's shares in order to aid in meeting the stock ownership requirements. See "Description of Capital Stock Restrictions on Ownership and Transfer." The Company has also issued shares of Senior Preferred Stock to meet the 100 person ownership requirement for REIT status.

Asset Tests

         The Company must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year:

                  (a) at least 75% of the value of the Company's total assets must consist of Qualified REIT Real Estate Assets, Government securities, cash, and cash items (the "75% Asset Test"); and

                  (b) not more than 25% of the Company's total assets may consist of securities other than those taken into account for purposes of the 75% Asset Test and, of those securities, (i) the value of the securities of any one issuer (other than another REIT) may not exceed 5% of the value of the Company's total assets and, (ii) the Company may not own more than 10% of the outstanding voting securities of any such issuer.

         The Company expects that the Initial Mortgage Assets will be a Qualified REIT Real Estate Asset. In addition, the Company does not expect that the value of any security (other than a Qualified REIT Real Estate Asset) of any one entity would ever exceed 5% of the Company's total assets, and the Company does not expect to own more than 10% of any one issuer's voting securities.


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


Gross Income Tests

         The Company must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year.

                  (a) at least 75% of the Company's gross income must be derived from certain specified sources including interest on obligations secured by mortgages on real property, gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test"); and

                  (b) at least 95% of the Company's gross income must consist of income qualifying for the 75% Gross Income Test, dividends, interest, and gains from the sale of stock or other securities (including certain interest rate swap and cap agreements entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test").

         The Company intends to maintain its REIT status by carefully monitoring its income, including income from sales of Mortgage Assets, to comply with the REIT Gross Income Tests. Under certain circumstances, such as an unanticipated decrease in the qualifying income of the Company, which may result in the Company's nonqualifying income exceeding 5% of its gross income, the Company may be unable to comply with certain of the REIT Gross Income Tests. See "Taxation of the Company" for a discussion of the tax consequences of a failure to comply with the REIT Gross Income Tests.

Distribution Requirement

         The Company must generally distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (which is defined generally as the taxable income of the Company computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

         The Company intends to monitor on an ongoing basis its compliance with the REIT requirements described above. In order to maintain its REIT status, the Company will be required to limit the types of assets that it might otherwise acquire, or hold certain assets at times when it might otherwise have determined that the sale or other disposition of such assets would be desirable.


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


Taxation of the Company

         In any year in which the Company qualifies as a REIT, the Company will generally not be subject to United States federal income tax on that portion of its REIT taxable income or capital gain which is distributed to its stockholders. The Company will, however, be subject to United States federal income tax at normal corporate income tax rates upon any undistributed REIT taxable income or capital gain.

         Notwithstanding its qualification as a REIT, the Company may be subject to tax in certain circumstances. If the Company fails to satisfy either the 75% Gross Income Test or the 95% Gross Income Test, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will generally be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% Gross Income Test or the 95% Gross Income Test (multiplied by a fraction intended to reflect the Company's profitability). The Company will also be subject to a tax of 100% on net income derived from any "prohibited transaction" and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to United States federal income tax on such income at the highest corporate income tax rate. In addition, if the Company fails to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% United States federal excise tax on the excess of such required distribution over the amounts actually distributed during the year. The Company may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

         If the Company fails to qualify as a REIT in any taxable year and certain relieving provisions of the Code do not apply, the Company would be subject to United States federal income tax (including any applicable alternative minimum tax) in the same manner as a regular, domestic corporation. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company and would generally not be required to be made under the Code. Further, unless entitled to relief under certain provisions of the Code, the Company would be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

Tax Treatment of Automatic Exchange

         Upon the occurrence of an Exchange Event, the outstanding New Preferred Shares will be automatically exchanged on a one-for-one basis for the Bank Preferred Shares. See "Description of New Preferred Shares--Automatic Exchange." The Automatic Exchange will be a taxable exchange with respect to which each holder of the New Preferred Shares will recognize a gain or loss, as the case may be, measured by the difference between the adjusted basis of such holder in its New Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Assuming that such holder's New Preferred Shares were held as capital assets prior to the Automatic Exchange, any such gain or loss will be capital gain or loss. The basis of a holder in the Bank Preferred Shares received in the Automatic Exchange will be their fair market value at the time of the Automatic Exchange.

Taxation of New Preferred Shares

         Distributions (including constructive distributions) made to holders of the New Preferred Shares other than tax-exempt entities, will generally be subject to United States federal income tax as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. If the amount distributed to a holder of the New Preferred Shares exceeds the holder's allocable share of such earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of such holder's adjusted basis in the New Preferred Shares and, thereafter, as a gain from the sale or exchange of a capital asset.

         Distributions designated by the Company as capital gain dividends will generally be subject to tax as long-term capital gain to the extent that the distribution does not exceed the Company's actual net capital gain for the taxable year (although corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income). Distributions by the Company, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction. In the event that the Company realizes a loss for a taxable year, holders of the New Preferred Shares will not be permitted to deduct any share of that loss. Future Treasury Regulations may require that holders of the New Preferred Shares take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

         Dividends declared during the last quarter of a calendar year and actually paid during January of the following year will generally be treated as having been received by the holders of New Preferred Shares on December 31st of the year in which the dividends were declared and not on the date actually received. In addition, the Company may elect to treat certain other dividends distributed after the close of a taxable year as having been paid during such taxable year, but holders of the New Preferred Shares will be treated as having received such dividends in the taxable year in which the distribution is made.

         Upon a sale or other disposition of the New Preferred Shares, a holder of the New Preferred Shares will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and such holder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than the applicable holding period. Any loss on the sale or exchange of the New Preferred Shares held by the holder thereof for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends received by such holder.

         In any year in which the Company does not qualify as a REIT, distributions made to its stockholders would be taxable in the same manner discussed above, except that (i) no distributions could be designated as capital gain dividends, (ii) distributions would be eligible for the corporate dividends received deduction, (iii) the excess inclusion income rules would not apply, and (iv) stockholders would not receive any share of the Company's tax preference items. In such event, however, the Company would likely be subject to a substantial United States federal income tax liability, and the amount of income available for distribution to its stockholders (including holders of the New Preferred Shares) would be significantly reduced or eliminated.

         The Company is required under Treasury Regulations to demand annual written statements from the record holders of designated percentages of its stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information it has received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

Taxation of Tax-Exempt Entities

         Subject to the discussion below regarding a "pension-held REIT," a tax-exempt holder of the New Preferred Shares will generally not be subject to tax on distributions from the Company or gain realized on the sale of the New Preferred Shares, provided that such holder has not incurred indebtedness to purchase or hold its New Preferred Shares, that such shares are not otherwise used in an unrelated trade or business of such holder, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC that gives rise to "excess inclusion" income as defined under section 860E of the Code.

         If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under section 401(a) of the Code) holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is any REIT (i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the interests in the REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in the REIT. Assuming compliance with the Ownership Limit described in "Description of Capital Stock Restrictions on Ownership and Transfer," it is unlikely that pension plans will accumulate sufficient stock to cause the Company to be treated as a pension-held REIT.

         Distributions to certain types of stockholders exempt from United States federal income taxation under sections 501(c)(7), (c)(9), (c)(17), and
(c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable "set aside" and reserve requirements.

State and Local Taxes

         The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective holders of New Preferred Shares should consult their tax advisors regarding the effect of state and local tax laws on an investment in the New Preferred Shares.

Taxation of Bank Preferred Shares

         Dividends on the Bank Preferred Shares (including any Canadian nonresident withholding tax with respect thereto) generally will be includible in the gross income of a holder of the Bank Preferred Shares as ordinary income at the time such dividends are received. Dividends on the Bank Preferred Shares will be foreign source income and, subject to certain limitations and conditions, a holder of the Bank Preferred Shares will be eligible to claim a foreign tax credit (or, alternatively, a deduction) in respect of any Canadian nonresident withholding tax imposed thereon. Dividends on the Bank Preferred Shares will not be eligible for a corporate dividends received deduction.

         Holders of the Bank Preferred Shares will generally recognize gain or loss upon the sale or exchange of the Bank Preferred Shares equal to difference between the amount realized on the sale or exchange and the holder's adjusted basis in the Bank Preferred Shares. Any gain realized on the sale or exchange of the Bank Preferred Shares will generally be U.S. source.

         The Bank does not believe that it is currently, for United States federal income tax purposes, a passive foreign investment company (a "PFIC"), and does not expect to become a PFIC in the future. If, however, the Bank does become a PFIC, holders of the Bank Preferred Shares could be subject to additional United States federal income tax with respect to certain distributions on, or gains from the disposition of, the Bank Preferred Shares.

Certain United States Federal Income Tax Considerations Applicable to Foreign Holders

         The following discussion summarizes certain United States federal income tax consequences of the acquisition, ownership and disposition of the New Preferred Shares by an exchanging stockholder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means: a citizen or individual resident of the United States; a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or a trust if both: (i) a United States court is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust. This discussion is necessarily of a general nature and does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the New Preferred Shares as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

         Dividends. Dividends paid by the Company out of current and accumulated earnings and profits, as determined for United States federal income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business of the Non-United States Holder. Distributions paid by the Company in excess of its current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the holder's adjusted basis in his New Preferred Shares and, thereafter, as gain from the sale or exchange of a capital asset as described " Gain on Disposition." If it cannot be determined at the time a distribution is made whether such distribution will exceed the current and accumulated earnings and profits of the Company, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder's United States federal income tax liability if it is subsequently determined that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company. If the receipt of a dividend is treated as being effectively connected with the conduct of a United States trade or business by a Non-United States Holder, the dividend received by such holder will be subject to United States federal income tax in the same manner as United States persons generally (and, in the case of a corporate holder, possibly the branch profits tax).

         Gain on Disposition. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of the New Preferred Shares unless (i) the gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the New Preferred Shares as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the New Preferred Shares constitute "United States real property interests" ("USRPIs"). The Company does not believe that the New Preferred Shares are, or are likely to become, USRPIs. Gain that is effectively connected with the conduct of a United States trade or business by a Non-United States Holder will be subject to United States federal income tax in the same manner as United States persons generally (and, in the case of a corporate holder, possibly the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

Information Reporting and Backup Withholding

         A holder of the New Preferred Shares may be subject to information reporting and to backup withholding at a rate of 31% in respect of dividends on, or proceeds from the sale or disposition of, the New Preferred Shares. Certain holders of the New Preferred Shares (such as corporations and tax-exempt entities) are not subject to backup withholding.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of the New Preferred Shares will generally be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Desjardins Ducharme Stein Monast, the following summary describes, as of the date hereof, the material Canadian federal income tax consequences that would generally be applicable to a holder of the Bank Preferred Shares in the event that the New Preferred Shares of the Company are exchanged for the Bank Preferred Shares pursuant to the Automatic Exchange. See "Description of New Preferred Shares--Automatic Exchange." The discussion is based on the assumption that the holder of the Bank Preferred Shares, for the purpose of the Income Tax Act (Canada) (the "Income Tax Act") and at all relevant times, is not a resident of Canada, deals at arm's length with the Bank, does not use or hold and is not deemed to use or hold the Bank Preferred Shares in carrying on a business in Canada and is not an insurer that carries on an insurance business in Canada.

         This summary is based on the current provisions of the Income Tax Act and the regulations thereunder, our understanding of the current administrative practices of Revenue Canada and all specific proposals to amend the Income Tax Act and the regulations thereunder announced by the Minister of Finance prior to the date hereof. This summary does not otherwise take into account any changes in governing law, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

         This summary is of general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder of the Bank Preferred Shares. Holders of the New Preferred Shares are advised to consult their own tax advisors with respect to their particular tax position.

Automatic Exchange

         In the event of the Automatic Exchange, the exchange will not give rise to any immediate Canadian income tax consequences to a holder of the New Preferred Shares. The Bank Preferred Shares received pursuant to the Automatic Exchange will have a cost, for Canadian tax purposes, equal to their fair market value at the time of the Automatic Exchange, expressed in Canadian dollars.

Taxation of Dividends

         Dividends paid on the Bank Preferred Shares to a non-resident of Canada will be subject to Canadian withholding tax at the general rate of 25% or such lesser rate as may be provided by an applicable income tax treaty. Pursuant to the Canada-United States Income Tax Convention

(1980) (the "Treaty"), dividends paid by the Bank to a holder of the Bank Preferred Shares that is resident in the United States for purposes of the Treaty would generally be subject to withholding tax at the rate of 15%. Dividends paid to an "Exempt Organization," as defined in the Treaty, would generally be exempt from Canadian withholding tax.

Disposition of Bank Preferred Shares

         A disposition or deemed disposition of the Bank Preferred Shares by a resident of the United States for purposes of the Treaty, will generally not result in any Canadian income or capital gains taxes being payable by the holder.

Redemption of Bank Preferred Shares

         A redemption of the Bank Preferred Shares could result in a deemed dividend to the holder, equal to the excess of the amount paid for the Bank Preferred Shares over their paid-up capital. The "paid-up capital" would generally be considered to be the fair market value of the New Preferred Shares received by the Bank at the time of the Automatic Exchange. A deemed dividend would be subject to Canadian withholding tax, as described above under "Taxation of Dividends."

                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include "plan assets" under the Plan Asset Regulation (as defined below) (each a "Plan") and (d) persons and entities who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust & Savings Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest or Disqualified Person with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plan.

Status Under Plan Asset Regulations

         The Department of Labor has issued a regulation (29 C.F.R. ss. 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the "Plan Asset Regulation"). The Plan Asset Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an equity interest will be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing Plan unless certain exceptions apply. Under one such exception, the assets of such an entity are not considered to be Plan assets where a Plan makes an investment in an equity interest that is a "publicly-offered security." As described in more detail below, the Company anticipates that the New Preferred Shares will, following the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement be "publicly-offered securities" for purposes of the Plan Asset Regulation. Prior to the consummation of the Exchange Offer or (if no Exchange Offer is consummated) the effectiveness of a Shelf Registration Statement, however, the New Preferred Shares will not be "publicly-offered securities" and, accordingly, the assets of the Company may be treated as assets of a Plan that purchases the New Preferred Shares.

         Under the terms of the Plan Asset Regulation, if the Company were deemed to hold plan assets by reason of a Plan's investment in the New Preferred Shares, such plan assets would include an undivided interest in the assets held by the Company including the Mortgage Assets. In such event, the persons providing services, or exercising any discretionary authority or control, with respect to the assets of the Company may become Parties-in-Interest or Disqualified Persons with respect to such an investing Plan and may be subject to the fiduciary responsibility provisions of Title I of ERISA (including the general prohibition against maintaining the indicia of ownership of Plan assets outside the jurisdiction of the U.S. district courts) and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving such assets. In this regard, if the person or persons with discretionary responsibilities with respect to the Mortgage Assets were affiliated with the Company, any such discretionary actions taken with respect to such Mortgage Assets could be deemed to constitute a prohibited transaction under ERISA or the Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which such persons have interests that may conflict with the interests of the Plans for which they act and affect the exercise of their best judgment as fiduciaries). In order to avoid such prohibited transactions or other breaches of fiduciary duty, and to delineate fiduciary responsibility appropriately, each investing Plan, by purchasing the New Preferred Shares, will be deemed to have (i) directed the Company to invest in the Initial Mortgage Assets (as well as the other assets held by the Company and identified at the time of purchase) and (ii) in the event that the New Preferred Shares are not treated as "publicly-offered securities" as of the date on which the Exchange Offer is consummated or (if no Exchange Offer is contemplated) a Shelf Registration Statement is declared effective, then during the period commencing on such date and ending on the date on which the New Preferred Shares become "publicly-offered securities," appointed the Independent Fiduciary (an entity unaffiliated with and independent of the Bank and the Company) as a fiduciary of such Plan to exercise any discretionary authority reserved to the Company, to the extent that the duties of such entity involve discretionary authority or control respecting transactions with the Bank or the Bank's affiliates. The Independent Fiduciary will be identified by the Company prior to any such transaction and will be subject to removal and replacement by a majority of the holders of the New Preferred Shares.

         The Company may from time to time invest the proceeds received in connection with the repayment or disposition of the Initial Mortgage Assets, the issuance of additional shares of

Preferred Stock or additional capital contributions with respect to the Common Stock. To the extent that the investment of such proceeds occurs prior to the consummation of the Exchange Offer or (if no Exchange Offer is contemplated) the effectiveness of a Shelf Registration Statement, such proceeds will be invested in Canadian or U.S. government guaranteed, mortgage-backed certificates and other Canadian or U.S. government obligations, which will be purchased on the open market or from entities unaffiliated with the Bank or the Company. In addition, in the event that the New Preferred Shares are not treated as "publicly-offered securities" as of the date on which the Exchange Offer is consummated or (if no Exchange Offer is contemplated) a Shelf Registration Statement is declared effective, then during the period commencing on such date and ending on the date on which the New Preferred Shares become "publicly-offered securities," such proceeds may be invested in additional Mortgage Assets, provided that, to the extent any such proceeds are invested in Mortgage Assets in a transaction with the Bank or any Bank affiliate, any discretionary authority reserved to the Company in respect of such transaction will be exercised by the Independent Fiduciary.

Publicly-Offered Security Exception

         For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. It is anticipated that, in connection with the Exchange Offer, the New Preferred Shares will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

         The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company anticipates that the New Preferred Shares will be "widely held" upon the consummation of the Exchange Offer or (if no Exchange Offer is contemplated) the effectiveness of a Shelf Registration Statement.

         The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is US$10,000 or less, as is expected to be the case with respect to the Exchange Offer or a Shelf Registration Statement, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the New Preferred Shares following the consummation of the Exchange Offer or (if no Exchange Offer is contemplated) the effectiveness of a Shelf Registration Statement, will be limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the New Preferred Shares to be "freely transferable."

Exemptions from Prohibited Transactions

         Any purchaser that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor is required to issue final regulations (the "General Account Regulations") not later than December 31, 1997 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. The General Account Regulations are to provide guidance on which assets held by the insurer constitute "Plan Assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulations and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until the date that is 18 months after the General Account Regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute Plan Assets. The Plan Asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the assets of any such Plan invested in a separate account except to the extent provided in the Plan Asset Regulation.

         In addition, if the Bank, or in certain circumstances an obligor with respect to a Mortgage Asset or other debt instrument held by the Company, is a Party-in-Interest or Disqualified Person with respect to an investing Plan, such Plan's investment could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit or sale of property between a Plan and a Party-in-Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemption such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; and PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"; or pursuant to any other available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with such Plan's investment.

         Each exchanging stockholder will, by its exchange of Old Preferred Shares for New Preferred Shares, be deemed to have represented and agreed that either (i) no part of the assets to be used by it to acquire and hold such New Preferred Shares constitutes the assets of any Plan or (ii) one or more prohibited transaction statutory or class exemptions applies such that the use of such assets to acquire and hold the New Preferred Shares will not constitute a non-exempt prohibited transaction under ERISA or the Code. Any Plan fiduciary that proposes to cause a Plan to acquire New Preferred Shares should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of New Preferred Shares by the purchaser Plan are entitled to the full exemptive relief thereunder. Any such Plan fiduciary should also determine whether the exchange of New Preferred Shares is permitted under the governing Plan instruments and is appropriate for the Plan in view of the overall investment policy and the composition and diversification of its portfolio.

Unrelated Business Taxable Income

         Plan fiduciaries should also consider the consequences of holding more than 10% of the New Preferred Shares if the Company is "predominantly held" by qualified trusts. See "United States Federal Income Tax Considerations Treatment of Tax-Exempt Entities."

                                     RATINGS

         The Old Preferred Shares are rated "a2" by Moody's Investors Service, Inc. and "BBB+" by Standard & Poor's Ratings Services. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the New Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the New Preferred Shares upon exchange will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Preferred Shares for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares where such Old Preferred Shares were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer, the Company has agreed that for a period of up to six months after the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents.

         The Company will not receive any proceeds from any sale of New Preferred Shares by broker-dealers. New Preferred Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Shares or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such New Preferred Shares. Any broker-dealer that resells New Preferred Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Company has agreed to pay certain expenses incident to the Exchange Offer and will indemnify the holders of the Old Preferred Shares against certain liabilities, including certain liabilities that may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the New Preferred Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, with respect to certain matters governed by Maryland law.

                           ---------------------------

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements

    Balance Sheet............................................................F-2
    Statement of Income......................................................F-3
    Statement of Retained Earnings (Deficit).................................F-4
    Statement of Changes in Financial Position...............................F-5

                                  BALANCE SHEET
                            as at September 30, 1997

(in dollars)
--------------------------------------------------------------------------------
                                                                     (Unaudited)

Assets

Cash                                                            $      3,667,213
Hypothecation note with affiliated company                           473,681,802
Accrued interest hypothecation note                                    3,042,708
                                                                     -----------

                                                                 $   480,391,723
                                                                     ===========


Liabilities

Other liabilities

         Accrued dividends                    $    1,875,000
         Income tax payable                          471,307     $     2,346,307
                                               -------------


Equity

Preferred stock                                                      300,000,000
Common stock                                                         183,338,454
Accumulated deficit                                                  (5,293,038)
                                                                     -----------

                                                                $    480,391,723
                                                                     ===========

                               STATEMENT OF INCOME
           for the period from September 3, 1997 to September 30, 1997

(in dollars)
--------------------------------------------------------------------------------
                                                                     (Unaudited)

Interest income

             Hypothecation note                                    $   3,042,708
             Bank interest                                                10,561
                                                                    ------------

TOTAL                                                              $   3,053,269


Expenses

             Other Fees                                                        0
                                                                    ------------


Income before income taxes                                             3,053,269

Income taxes                                                           1,221,307
                                                                    ------------

NET INCOME                                                         $   1,831,962
                                                                    ============

                    STATEMENT OF RETAINED EARNINGS (DEFICIT)
               For the period from September 3, 1997 to September 30, 1997

(in dollars)
--------------------------------------------------------------------------------
                                                                     (Unaudited)

Beginning of the period                                         $          -

Net income                                                             1,831,962

Expenses related to shares issued                                      6,000,000

Dividends on preferred shares net of $750,000 income taxes           (1,125,000)
                                                                     -----------

End of the period                                               $    (5,293,038)
                                                                     ===========

                   STATEMENT OF CHANGES IN FINANCIAL POSITION

           For the period from September 3, 1997 to September 30, 1997

(in dollars)
--------------------------------------------------------------------------------
                                                                     (Unaudited)

OPERATING ACTIVITIES

Net income                                                    $        1,831,962
Items note affecting cash:
             accrued interest receivable                             (3,042,708)
             accrued liabilities                                       2,346,307
             income taxes charged to retained earnings                   750,000
                                                                     -----------
                                                              $        1,885,561
                                                                     ===========


FINANCING ACTIVITIES

Issue of common stock                                           $    300,000,000
Issue of preferred stock                                             183,338,454
Expenses related to shares issued                                    (6,000,000)
Dividends                                                            (1,875,000)
                                                                     -----------
                                                                $    475,463,454
                                                                     ===========


INVESTING ACTIVITIES

Hypothecation note, net of repayment                           $       3,667,213
                                                                     -----------

INCREASE IN CASH                                               $       3,667,213

Cash, at inception                                                         -
                                                                     -----------
Cash at end of period                                           $      3,667,213

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

             Indemnification under Maryland Law and under the Company's Charter and Bylaws

             The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of the corporation's directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

             The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

             The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and
(b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 21.  Exhibits and Financial Statement Schedules

3(i)   --    Articles of Incorporation and Articles of Amendment and Restatement
             of NB Capital Corporation
3(ii)  --    By-Laws of NB Capital Corporation
4.1    --    Registration Rights Agreement dated as of September 3, 1997 by and among NB Capital Corporation, National Bank of Canada and Merrill
             Lynch, Pierce, Fenner & Smith Incorporated
8.1    --    Tax Opinion of Shearman & Sterling
10.1   --    Advisory Agreement dated as of September 3, 1997 between National
             Bank of Canada and NB Capital Corporation
10.2   --    Servicing Agreement dated as of September 3, 1997 between National
             Bank of Canada and NB Finance, Ltd.*
10.3   --    Loan Agreement dated  as of September 3, 1997 between NB Finance,
             Ltd. and NB Capital Corporation
10.4   --    Custodial Agreement dated as of September 3, 1997 between National
             Bank of Canada and NB Capital Corporation
99.1   --    Letter of Transmittal

--------------------------
*      To be filed by amendment.

Item 22.  Undertakings

       The undersigned hereby undertakes:

           (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (c) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

           (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on


                                               NB CAPITAL CORPORATION


                                                     By:
                                                        -----------------------
                                                         Roger Smock
                                                         President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                      Title                      Date
            ---------                      -----                      ----


     -----------------------        President and Director
           Roger Smock              (Principal Executive
                                    Officer)

     -----------------------        Chief Financial Officer,
          Real Raymond              Treasurer and Director
                                    (Principal Financial Officer
                                    and Accounting Director)

     -----------------------        Vice President -- Legal,
        Francois Bourassa           Secretary and Director

     -----------------------        Director
         Michael Hanley

     -----------------------        Director
          Alain Michel